AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 2, 2007

REGISTRATION STATEMENT NO. 333-138228

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SECOND AMENDMENT TO FORM SB-2

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SPICY PICKLE FRANCHISING, INC.
(Name of small business issuer in its charter)

Colorado	5812	06-1678665
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

90 Madison Street, Suite 700
Denver, Colorado 80206
Telephone: (303) 297-1902
Facsimile: (303) 297-1903
(Address and telephone number of principal executive offices and principal place of business)

Copies to:

Lisa Klein, Esq.
RICHARDSON & PATEL LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone: (310) 208-1182
Facsimile: (310) 208-1154

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price per share (3)	Amount of registration fee
Common stock, par value $.001 per share, included by Company pursuant to this offering (1)	10,000,000	$.50	$5,000,000	$535
Common stock, par value $.001 per share held by current shareholders subject to this registration statement (2)	8,240,000	$.50	$4,120,000	$441
Totals	18,240,000		$9,120,000	$976	*

*	previously paid
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

(1)	These are newly issued shares which we will offer for sale pursuant to this registration statement at $.50 per share.

(2)
These are outstanding shares of common stock which may be offered for sale by selling shareholders pursuant to this registration statement at $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

(3)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) or (g) under the Securities Act of 1933 based on our per share book value as of June 30, 2006. No market currently exists for the shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JANUARY 2, 2007

PROSPECTUS

Spicy Pickle Franchising, Inc.

18,240,000 Shares of Common Stock

This prospectus relates to the registration, distribution and sale of the common stock of Spicy Pickle Franchising, Inc., consisting of:

(1)	up to 10,000,000 newly issued shares on a self-underwritten basis which we may sell in this offering; and

(2)	up to 8,240,000 shares currently held by shareholders who are specified on page 17 "Selling Shareholders".

This is our initial public offering of shares of our common stock. We will receive up to $5,000,000 in gross proceeds from the sale of any newly issued shares pursuant to this prospectus. There is no minimum number of shares that we have to sell pursuant to this prospectus. There will be no escrow account, trust or similar account established for our sale of new shares. We have not engaged and do not anticipate engaging any underwriter to assist in the distribution of our shares at this time. We anticipate that all offers, sales and other distributions of our new shares will be by or through our officers or other representatives (who fall within the requirements of Rule 3a4-1 of the Securities Exchange Act of 1934), without special compensation or commission with respect to any such sales or distributions of such new distribution shares. However, we reserve the right to engage an underwriter at some future date and upon compliance with any disclosure obligations associated herewith. This offering will end on the date that all of the shares of common stock offered are sold.

We will receive no proceeds from the sale of shares made by selling shareholders. The selling shareholders will sell at a price of $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not currently listed on any securities exchange.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
SEE "RISK FACTORS" BEGINNING AT PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE. NO ONE IS ALLOWED TO DISTRIBUTE THE COMMON STOCK OFFERED BY THIS PROSPECTUS UNTIL THE REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SEC BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR COMMON STOCK - AND DOES NOT SOLICIT OFFERS TO BUY - IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTES AN OFFER TO SELL OR THE

SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE

The date of this prospectus is _________, 2006, subject to completion.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the "Risk Factors" section and our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common stock.

SPICY PICKLE FRANCHISING, INC.

Our Company

Our sole business is the franchise and operation of Spicy Pickle restaurants; the "Spicy Pickle" brand name has existed for seven years. We are headquartered in Denver, Colorado. . Spicy Pickle is a fast casual restaurant where made-to-order panini, submarine style sandwiches, pizzetti (neopolitan thin crust pizza), and salads created by our founders are served using fresh baked breads and high quality ingredients. Although prices are set by franchisees at the store level and vary from location to location, sandwiches typically cost approximately $6.50 with small and large soups and salads ranging from $3.25 to $6.00 respectively. An individual size pizzetti is usually $7.50.

We derive our revenue from the sale of food and beverages at our company store and from the sale of franchises throughout North America. Our franchisees pay us an initial franchise fee and a royalty on restaurant sales. We market through word-of-mouth, local mail drops, street theatre, catering, and local print media. We retain a public relations firm as well as a full-time dedicated marketing employee.

Our menu offers customers a choice of 7 signature submarine style sandwiches, 8 signature panini, 6 different salads, and 5 choices of soups along with a combo meal consisting of one half sandwich or panini and a small soup or salad. Customers can also build their own sandwich choosing from one of four breads, one of 12 meats (or vegetables); one of 9 cheeses, an unlimited number of our 21 toppings, and an unlimited number of our 15 spreads. Some menu items may vary from store to store. We feature high quality ingredients consisting of all natural products with no preservatives or MSG, except for the coloring in the yellow cheese. This is part of our strategy to attract the growing number of health conscious consumers to our restaurants. We believe our restaurants deliver value, quality and convenience.

Our restaurants are located near white collar administrative, managerial, professional, and sales personnel who are generally found in and near downtown districts, technological centers, universities, hospitals and government complexes.

The first Spicy Pickle restaurant was launched in 1999 by Kevin Morrison and Anthony Walker, who remain part of our management team. Spicy Pickle Franchising, LLC was formed in January 2003, as a Colorado limited liability company. In January 2003, we launched the Spicy Pickle brand as a national franchise with Marc Geman, former president of the PretzelMaker franchise, as Chief Executive. We sold our first franchise in the spring of 2003 and opened our first franchise store in second half of 2003. On September 19, 2006 we converted from a limited liability company to a Colorado corporation named Spicy Pickle Franchising, Inc. We currently have 16 stores open and based on current commitments and construction schedules, we believe we will have 30 Spicy Pickle restaurants open by the end of August 2007.

Our September 30, 2006 revenues were $749,004 with a net loss of $906,584. Our December 31, 2005 revenues were $798,030 with a net loss of $431,540. The Company is offering up to $5,000,000 of our stock for sale. Even if we are unable to raise funds in the offering, we believe our available working capital will be sufficient to sustain our operations at their current level for the next 12 months, including our expansion to 30 restaurants. The offering proceeds will be used to expand our business as described in this prospectus.

Recent Developments

In May 2006, we commenced a private offering of up to $2,000,000 of our equity. On August 28, 2006, we closed the private offering with gross proceeds of $2,000,000 which resulted in the sale of 38,920 membership units, which is equivalent to 8,000,000 shares of common stock at $.25 per share.

On September 8, 2006, concurrent with our conversion from an LLC to a corporation, our 199,400 outstanding membership units were converted into 40,996,455 shares of common stock at a ratio of 205.55 to 1.

Summary of the Offering

The Company
We formed in 2003 as "Spicy Pickle Franchising, LLC." On September 19, 2006, we converted from a Colorado limited liability company to a Colorado corporation and changed our name to "Spicy Pickle Franchising, Inc." to reflect our legal structure.

Our executive offices are located at 90 Madison Street, Suite 700, Denver, Colorado 80206 and our telephone number is (303) 297-1902. Our Internet site is www.spicypickle.com .

Capital Structure
We are authorized to issue 200,000,000 shares of common stock, with a par value of $.001 per share and 20,000,000 shares of preferred stock, with a par value of $.001 per share. As of December 1, 2006, we had 40,996,455 shares of common stock outstanding and no shares of preferred outstanding. After this offering, if we sell 10,000,000 shares, we will have 50,996,455 shares outstanding, 100,000 options issued and no warrants or other convertibles outstanding.

The Offering
We are offering 10,000,000 shares and the selling shareholders identified on page 17 of this prospectus are offering 8,240,000 shares for a total of 18,240,000 shares. The selling shareholders are offering:

-8,000,000 shares of our outstanding common stock issued in connection with our 2006 private placement; and
-240,000 shares of our outstanding common stock issued in connection with professional services.

Trading Market	None

Offering Period
We are offering new shares to the public. Our offering shall commence upon effectiveness of this registration statement and will end whenever all of the shares have been sold or 12 months after the date of effectiveness, whichever comes first.

We are also registering current shareholders’ shares under a shelf registration to allow certain shareholders the opportunity to sell their shares.

Determination of Offering Price
We arbitrarily determined the offering price for our shares, and the offering does not bear any relationship to our assets, book value, net worth, earnings, and results of operations or other established valuation criteria.

Risk Factors	The shares being offered are speculative and involve very high risks, including those listed in "Risk Factors".

Net Proceeds
We will not receive any proceeds from the sale of any shares by selling shareholders. We will only receive proceeds from the sale of newly issued shares pursuant to this offering. If the maximum of 10,000,000 shares are sold, our gross proceeds will be $5,000,000, excluding costs of this offering. There is no assurance that the maximum number of shares will be sold.

Use of Proceeds
We intend to use the net proceeds from this offering to pursue new franchises, build corporate stores, market, increase our headcount and other general corporate purposes. See "Use of Proceeds" on page 13.

Summary Financial Data:

The following table summarizes historical and pro forma financial data regarding our business and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The only pro forma information is the share data for periods prior to September 30, 2006 which is the result of conversion of our outstanding membership units to common stock at our conversion ratio of 1:205.55. This conversion is required because our conversion from a limited liability company issuing membership units to a corporation issuing shares occurred during September, 2006.
Statement of Operations Data	Year Ended December 31,		Nine Months Ended September 30, (unaudited)
	2005	2004	2006	2005
Revenues	$798,030	$194,856	$749,004	$560,874
Operating expenses	$1,287,400	$509,785	$1,724,471	$897,921
Net income (loss)	$(431,540)	$(287,734)	$(906,584)	$(297,614)
Pro forma weighted average shares outstanding	31,536,149	26,913,912	35,018,531	31,436,840
Pro forma net income (loss) per common share basic and fully diluted	$(0.014)	$(0.011)	$(0.026)	$(0.009)

Cash flow used in operations	$(188,401)	$(159,846)	$(176,709)	$(127,846)

Cash and cash equivalents (end of period)	$29,882	$—	$1,709,339	$36,127
Balance Sheet Data
Total current assets	$105,990	$104,412	$1,896,155
Total assets	$147,488	$139,162	$2,076,544
Total current liabilities	$324,804	$122,605	$905,444
Total stock holders equity (deficit)	$(207,316)	$16,557	$1,171,100

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occur, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face.

RISKS RELATING TO OUR BUSINESS

We have historically incurred losses and may continue to incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We expect to significantly increase our operating expenses by expanding our marketing activities and increasing our level of capital expenditures in order to grow our business and further develop and maintain our services. Such increases in operating expense levels and capital expenditures may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. In addition, if we are unable to manage a significant increase in operating expenses, our liquidity will likely decrease and negatively impact our cash flow and ability to sustain operations. In turn, this would have a negative impact on our financial condition and share price.

We also expect that our operating expenses will significantly increase as a result of becoming a public company following this offering. We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenue growth does not continue, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition. This would also have a negative impact on our share price.

Our operating results are closely tied to the success of our franchisees.

Our operating results are dependent upon our selling additional franchises and our receipt of royalties from our existing franchisees. Franchisees may lack access to the financial or management resources that they need to open or continue operating the restaurants. New franchisees may not be able to find suitable sites on which to develop restaurants, negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and government approvals or meet construction schedules. Our franchisees generally depend upon financing from banks and other financial institutions to finance the cost of opening a new restaurant. If franchisees can not obtain financing and restaurants do not open, our royalties from those restaurants will not exist. Any of decrease or delay in our planned revenues could slow our planned growth.

Food safety and food-borne illness concerns may have an adverse effect on our business.

We dedicate substantial resources to ensure that our customers enjoy safe, quality food products. However, food-borne illnesses (such as E. coli, hepatitis A, trichinosis or salmonella) and food safety issues are an ongoing issue in the restaurant industry. If a food-borne illness or other food safety issues occur, whether at our restaurants or our competitors, it is likely that negative publicity would adversely affect our sales and profitability. If our customers become ill from food-borne illnesses, we might need to temporarily close some restaurants. Separately, the occurrence of food-borne illnesses or food safety issues could adversely affect the price and availability of affected ingredients.

Changes in commodity and other operating costs or supply chain and business disruptions could adversely affect our results of operations.

Changes in food and supply costs are a part of our business; any increase in the prices of our key ingredients, such as beef, chicken, cheese and produce could adversely affect our operating results. We remain susceptible to increases in food costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls, labor disputes and government regulations. In addition to food, we purchase electricity, oil and natural gas needed to operate our restaurants, and suppliers purchase gasoline needed to transport food and supplies to us. Any significant increase in energy costs could adversely affect our business through higher rates and the imposition of fuel surcharges by our suppliers. Because we provide moderately priced food, we may choose not to, or be unable to, pass along commodity price increases to our customers. Additionally, significant increases in gasoline prices could result in a decrease of customer traffic at our restaurants. We rely on third party distribution companies to deliver food and supplies to our stores. Interruption of distribution services due to financial distress or other issues could impact our operations. Our operating costs also include premiums that we pay for our insurance (including workers’ compensation, general liability, property and health) which may increase over time, thereby further increasing our costs. Finally, our industry is susceptible to natural disasters which could result in restaurant closures and business disruptions.

We could be party to litigation that could adversely affect us by increasing our expenses or subjecting us to material money damages and other remedies.

We are susceptible to claims filed by customers alleging that we are responsible for an illness or injury they suffered at or after a visit to our restaurants. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, such litigation may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment for significant monetary damages in excess of any insurance coverage could adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also adversely affect our reputation, which in turn could adversely affect our results.

In addition, the restaurant industry has been subject to claims that relate to the nutritional content of food products, as well as claims that the menus and practices of restaurant chains have led to the obesity of some guests. We may also be subject to this type of claim in the future and, even if we are not, publicity about these matters (particularly directed at the quick service and fast-casual segments of the industry) may harm our reputation and adversely affect our results.

Compliance with governmental regulations may adversely affect our business operations.

We and our franchisees are subject to various federal, state and local regulations. Each of our restaurants is subject to state and local licensing and regulation by health, sanitation, food and workplace safety and other agencies. Requirements of local authorities with respect to zoning, land use, licensing, permitting and environmental factors could delay or prevent development of new restaurants in particular locations.

We are subject to the U.S. Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas. The expenses associated with any facilities modifications required by these laws could be material. Our operations are also subject to the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, family leave mandates and a variety of similar state laws that govern these and other employment law matters. The compliance costs associated with these laws and evolving regulations could be substantial.

The operation of our franchise system is also subject to franchise laws and regulations enacted by a number of provinces and states and rules promulgated by the U.S. Federal Trade Commission. Any future legislation regulating our franchise relationships may negatively affect our operations, particularly our relationship with our franchisees. Failure to comply with new or existing franchise laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales.

We may not attain our target development goals.

We are pursuing a disciplined growth strategy, which will depend in large part on our ability and the ability of our franchisees to increase sales volumes in existing restaurants, open new restaurants, and operate these restaurants profitably. We cannot guarantee that we, or our franchisees, will be able to achieve our expansion goals or that new or converted restaurants will be operated profitably. Further, there is no assurance that any restaurant we open or convert will obtain operating results similar to those of our existing restaurants. The success of our planned expansion, including our branding initiatives, will depend upon numerous factors, many of which are beyond our control.

The fast casual segment of the restaurant industry is highly competitive.

The fast-casual segment of the restaurant industry is highly competitive and fragmented. In addition, fast-casual restaurants compete against other segments of the restaurant industry, including quick-service restaurants and casual dining restaurants. The number, size and strength of competitors vary by region. All of these restaurants compete based on a number of factors, including taste, quickness of service, value, name recognition, restaurant location and customer service. Competition within the fast-casual restaurant segment, however, focuses primarily on taste, quality and the freshness of the menu items and the ambience and condition of each restaurant.

We focus on price and quality of food products, new product development, advertising levels and promotional initiatives, customer service, reputation, restaurant location, and attractiveness and maintenance of properties. If our company owned restaurants and franchised restaurants are unable to compete successfully with other restaurants in new and existing markets, our business could be adversely affected. In the restaurant industry, labor is a primary operating cost component. Competition for qualified employees could also require us to pay higher wages to attract a sufficient number of employees. In addition, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could harm our results of operations.

We may not persuade customers of the benefits of paying our prices for higher-quality food.

Our success as a fast casual restaurant depends in large part on our ability to persuade customers that food made with higher-quality ingredients is worth the prices they will pay at our restaurants relative to prices offered by some of our competitors, particularly those in the quick-service segment. We may not be able to successfully educate customers about the quality of our food or food quality may not matter to them even if they do understand we must charge more for higher quality food. If that happened, we might need to change our pricing, advertising or promotional strategies, which could materially and adversely affect our results or the brand identity that we have tried to create.

Health concerns arising from outbreaks of Avian flu may have an adverse effect on our business.

In 2004 and 2005, Asian and European countries experienced outbreaks of Avian flu, and some commentators have hypothesized that further outbreaks could occur and reach pandemic levels. While fully-cooked chicken has been determined to be safe for consumption, and while we have taken and continue to take measures to anticipate and minimize the effect of these outbreaks on our business, any further outbreaks could adversely affect the price and availability of poultry and cause customers to shift their preferences. In addition, outbreaks on a widespread basis could also affect our ability to attract and retain employees.

We are dependent on key personnel.

Our success depends to a significant extent upon efforts and abilities of our key personnel, including Marc Geman, Chairman and CEO, Anthony Walker, COO and co-founder, and Kevin Morrison, Chief Culinary Officer and co-founder, as well as other key creative and strategic marketing and operational personnel. Competition for highly qualified personnel is intense. The loss of any executive officer, manager or other key employee could have a material adverse effect upon our business, operating results and financial condition. If we are not able to efficiently replace our key personnel with qualified individuals, our business and operational activities could suffer. In turn, if our operational activities decline, our financial performance and overall financial condition will also suffer. We cannot assure you that a replacement for these key employees could be located if their services were no longer available. At present, we do not have key man insurance for Mr. Geman, Mr. Walker, or Mr. Morrison.

We are a high risk early stage company.

We are a high-risk early stage company with limited operating history in a competitive industry. Our limited operating history provides a limited basis on which to base an evaluation of our business and prospects. In addition, our revenue model relies substantially on the assumption that we will be able to successfully expand our sales and distribution channels in key markets. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the earliest stages of development. To be successful, we must, among other things:

*   Continue to expand the number of franchise and corporate locations;
*   Attract and maintain customer loyalty;
*   Continue to establish and increase brand awareness;
*   Provide products to customers at attractive prices;
*   Establish and maintain relationships with strategic partners and affiliates;
*   Rapidly respond to competitive developments;
*   Build an operations and customer service structure to support our business; and
*   Attract, retain and motivate qualified personnel.

We cannot guarantee that we will be able to achieve these goals, and our failure to do so could have a material adverse effect on our business. If our business suffers as a result of failing to meet any one or all of these goals, our performance and financial condition will suffer.

We may need additional financing to support business growth, and this capital might not be available on acceptable terms, or at all, which could adversely affect our financial condition.

There is no minimum to the Company offering of up to $5,000,000 of our common stock; our net proceeds can range from $0 to $4,850,000. We have described our intended use of proceeds at different levels of capital raised in this offering. See “Use of Proceeds”. Depending on how much is raised in the offering, we may need additional funds to develop and expand our franchises and product lines. If the offering is not successful, we may not have adequate funds when we need them or on terms satisfactory to us. Lack of funds may cause us to delay, reduce and/or abandon certain aspects of our expansion or product development programs. Moreover, we cannot assure you that our financial resources will be sufficient to finance our operations on an ongoing basis, or that we will be able to obtain additional funding when our current financial resources are exhausted. We expect that our revenues and operating results will fluctuate significantly in the future. We could require additional financing to support existing and new franchises, and to finance the development, production and distribution of new products.

Our quarterly operating results may fluctuate in future periods and, as a result, we may fail to meet investor expectations, which could cause the price of our common stock to decline.

As a result of our history of incurring net losses, the relatively short time frame of the operations of several of our franchises and the highly competitive nature of the industry, we may not be able to accurately predict our operating results on a quarterly basis, if at all. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside of our control, including:

*	Our ability to establish and strengthen brand awareness;
*	Our success, and the success of our strategic partners, in promoting our products;
*	The overall market demand for food products of the type offered by us and in general;
*	Pricing changes for food products as a result of competition or otherwise;
*	The amount and timing of the costs relating to our marketing efforts or other initiatives;
*	The timing of contracts with strategic partners and other parties;
*	Our ability to compete in a highly competitive market, and the introduction of new products by us; and
*	Economic conditions specific to the food industry and general economic conditions.

We believe period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely upon them as indicators of future performance. It is also possible that in the future, our operating results will be below the expectations of public market analysts and investors due to quarterly fluctuations rather than our overall performance. In that event, the trading price of our common stock may decline.

We could have difficulty in the management of potential growth.

We anticipate that a period of significant expansion will be required to capitalize on the potential growth in our customer base, market opportunities and personnel. This expansion will place a significant strain on our management, operational and financial resources and we will be required to implement new operational and financial systems, procedures and controls, and to expand, train and manage our and our franchisees’ growing employee base. We also will be required to expand our finance, administrative and operations staff.

Further, we anticipate entering into relationships with various strategic partners and third parties necessary to our business. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel for planned operations, or that our management will be able to identify, manage and exploit existing and potential strategic relationship and market opportunities. Our failure to manage growth effectively could have a material adverse effect on our business because we might be unable to meet operational and training demands of our franchisees, or maintain a level of inventory sufficient to support demand. This could cause us to lose customers which would have an adverse affect on our results of operations and financial condition.

We may not be able to successfully integrate and oversee the growth of new franchises.

In addition to organic growth to expand our operations and market presence, we intend to pursue a growth strategy driven by selling franchises and territories in key locations as well as opening additional company-owned and operated stores. Any such transactions would be accompanied by the risks commonly encountered in such transactions, including, among others, the difficulty of assimilating operations, technology and personnel of the combined franchises, the potential disruption of our ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize our financial and strategic position through the successful integration of the new franchises, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies and the impairment of relationships with existing employees and customers. We may not be successful in overcoming these risks or any other potential problems. Any additional franchises may have a material adverse effect on our business if any of the risks stated above materialize, and each of the risks stated above could bring about adverse operating results which in turn, would negatively impact our financial condition.

We will incur increased costs as a result of being a public company and this may adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the OTC Bulletin Board. We expect these rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming and costly. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain the trading status of our common stock on the Over the Counter Bulletin Board Market.

The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. We may be unable to attract and retain qualified officers, directors and members of board committees required for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

If we fail to comply with federal and state statutes, regulations and rules governing our offer and sale of franchises and our relationship with our franchisees, we may be subject to franchisee-initiated litigation and governmental or judicial fines or sanctions.

We are subject to the Federal Trade Commission and to various state laws that govern the offer and sale of franchises. Additionally, many state laws regulate various aspects of the franchise relationship, including the following:

-	the nature, timing and sufficiency of disclosures to franchisees upon the initiation of the franchisor-potential franchisee relationship;
-	our conduct during the franchisor-franchisee relationship; and
-	renewals and terminations of franchises.

Any past or future failures by us to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in franchisee-initiated lawsuits, a ban or temporary suspension on future franchise sales, civil and administrative penalties or other fines, or require us to make offers of rescission, disgorgement or restitution, any of which could adversely affect our business and operating results. We could also face lawsuits by our franchisees based upon alleged violations of these laws. In the case of willful violations, criminal sanctions could be brought against us.

Our franchisees could take actions that could be harmful to our business .

Our franchisees are contractually obligated to operate their restaurants in accordance with our standards and all applicable laws. Although we attempt to properly train and support franchisees, franchisees are independent third parties that we do not control, and the franchisees own, operate and oversee the daily operations of their restaurants. As a result, the ultimate success and quality of any franchised restaurant rests with the franchisee. If franchisees do not successfully operate restaurants in a manner consistent with our standards, the Spicy Pickle image and reputation could be harmed, which in turn could adversely affect our business and operating results. Further, a franchisee’s inability to remain financially viable could result in its failure to pay various franchise-related fees owed to us. Finally, regardless of the actual validity of such a claim, we may be named as a party in an action relating to, and/or be held liable for, the conduct of our franchisees if it is shown that we exercise a sufficient level of control over a particular franchisee’s operation.

RISKS RELATING TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

There is no minimum required in this offering; we may never sell the majority of the common shares we are offering.

There is no minimum amount of proceeds required in this offering. We can accept investors on an ongoing basis; funds will go directly to us, there will be no escrow account. Although in this prospectus we provide information based upon 25%, 50%, 75% and 100% of the offering being sold, we cannot assure you that we will sell such shares of common stock and obtain such proceeds.

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

There is no established public trading market or market maker for our securities. There can be no assurance that a market for our common stock will be established or that, if established, a market will be sustained. Therefore, if you purchase our securities you may be unable to sell them.  Accordingly, you should be able to bear the financial risk of losing your entire investment.

We plan to seek a listing on the Over The Counter ("OTC") Bulletin Board once our registration statement has been declared effective. The OTC Bulletin Board is a market maker or dealer-driven system offering quotation and trading reporting capabilities.   OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting market makers or dealers in stocks.  We will contact a market maker to seek the listing on our behalf.  Only market makers can apply to quote securities. Market makers who desire to initiate quotations in the OTC Bulletin Board system must complete an application (Form 211) and by doing so, will have to represent that it has satisfied all applicable requirements of the Securities and Exchange Commission Rule 15c2-11 and the filing and information requirements promulgated under the NASD Bylaws. NASD rules prohibit market makers from accepting any remuneration in return for quoting issuers' securities on the OTC Bulletin Board or any similar medium.  If we are unable to obtain a market maker to sponsor our listing, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

The market price of our common stock is likely to be highly volatile.

The market price of our common stock is likely to be highly volatile, which could cause investment losses for our shareholders and result in shareholder litigation with substantial costs, economic loss and diversion of our resources.

We have arbitrarily determined, without regard to traditional valuation criteria, the price of the common stock we are offering. You may not rely on this price as an indication of the value of the securities you purchase.

The price of our common stock we are offering for sale was arbitrarily determined in order for us to raise a total of $5,000,000. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered by the Board of Directors in setting our offering price were the proceeds to be raised in the offering and our cash requirements. The price of our common stock may decline after the offering.

Various factors, many of which are beyond our control, could increase the volatility in the market price of our common stock. These various factors include:

*  Announcements by us or our competitors of new franchises, food products or marketing partnerships;
*   Actual or anticipated fluctuations in our operating results;
*   Changes in the number of our franchises;
*   Loss of key employees;
*   Changes in the market valuations of similar companies; and
*   Changes in our industry and the overall economic environment.

In addition, the stock market in general, and the OTC Bulletin Board have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management's attention and resources.

We plan to continue to pay for consulting and professional services fees with our stock and this would be dilutive to investors.

In the past we have issued shares to consultants and professional services   providers as a means of paying certain professional service fees and consulting   agreements. We plan to continue to use our stock in the future as a means of   paying for these kind of services, and believe that doing so will enable us to   retain a greater percentage of our operating capital to pay for operations,   product development and marketing.

Price and volume fluctuations in our stock might negatively impact our ability to effectively use our stock to pay for services, or it could cause us to offer stock as compensation for services on terms that are not favorable to us and our shareholders. If we did resort to granting stock in lieu of cash for consulting and professional services fees under unfavorable circumstances, it would result in increased dilution to investors.

Management has broad discretion to use the proceeds from this offering for business activities that may not be successful, which could affect the trading price of our common stock.

We intend to use the net proceeds from this offering to expand our franchises, open Company stores, market our restaurants, develop our brand name, increase working capital and develop new and limited time offer menu items. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on our business, results of operations and financial condition.

Sales of our common stock by the selling shareholders in a concurrent offering may depress our stock price.

Concurrent with our sale of common stock, our selling shareholders may offer for sale, from time to time, 8,240,000 shares of our common stock. If we sell all 10,000,000 shares we are offering, we would have 50,996,455 shares outstanding, 18,240,000 of which will be freely tradable in the public market. Sales of a substantial number of shares of our common stock by the selling shareholders within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

A majority of our capital stock is owned by our executive officers and directors, which will allow them to control the outcome of matters submitted to our shareholders for vote.

As of December 1, 2006, management owns the majority of our issued and outstanding shares of capital stock. Immediately after the sale of all of the securities offered by us, management will beneficially own approximately 46.56% of the issued and outstanding capital stock, and investors and other remaining shareholders will beneficially own approximately 53.44% of the issued and outstanding capital stock. Because management owns a significant block of the capital stock, management will retain the ability to elect a majority of the Board of Directors, and thereby control our management. Although they are under no obligation to do so, if our executive officers and directors (and their affiliates) were to vote together, they would also have the ability to control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions. This concentration of ownership may have the effect of delaying or preventing a change of control, even if a change of control would benefit shareholders.

We have not paid cash dividends and it is unlikely that we will pay cash dividends in the foreseeable future.

To the extent we have earnings, we plan to use earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

You will incur immediate and substantial dilution in the net tangible book value of the common stock you purchase, which could adversely affect the market price of our common stock.

Assuming the maximum offering, 75% of the maximum offering, 50% of the maximum offering or 25% of the maximum of the offering, this offering will result in an immediate increase to our net tangible book value of $.09, $.07, $.05 or $.02 per share, respectively to existing shareholders and an immediate dilution in net tangible book value of $.38, $.40, $.42 or $.45 per share respectively to new investors purchasing shares of our common stock in this offering. Accordingly, the investors will bear a great deal of the financial risk associated with our business, while effective control will remain with the principal shareholders. See "Dilution."

Our common stock is considered to be a “penny stock” as defined by Section 3(a)(51) and Rule 3a51-1 under the Securities Exchange Act, and is therefore subject to penny stock regulations. These regulations could make it more difficult for you to sell shares you acquire in the offering.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. These regulations also impose various sales practice requirements on broker-dealers. The regulations that apply to penny stocks may severely affect the market liquidity for our securities and that could limit your ability to sell your securities in the secondary market.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis" and "Business," contains forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:
--risk of failing to sell sufficient Spicy Pickle franchises;
--risk of failing to locate appropriate store locations for franchisees; and
--risk of lack of customer and market acceptance of Spicy Pickle restaurant offerings.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "expects," "intends," "plans," "anticipates," "believes," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in, or that can be accessed through, our websites is not a part of this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We use market data and industry forecasts and projections throughout this prospectus, which we have obtained from third party market research, publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and there is no assurance that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified them.

USE OF PROCEEDS

This prospectus relates to 18,240,000 shares of our common stock. We will not receive any part of the proceeds of the sale of 8,240,000 of the shares that are being offered by the selling shareholders listed on page 17. Assuming that we sell 25% to 100% of the shares offered by us, our net proceeds would range from $1,100,000 to $4,850,000.

We intend to use the net proceeds of this offering to expand our franchises, open Company stores, market our restaurants, develop our brand name and develop new and limited time offer menu items. We may also use the proceeds of this offering, to the extent available, to fund other working capital needs, including SEC compliance and related public company costs.

We have not budgeted all of our expected expenditures, and cannot estimate the amounts to be used for each purpose set forth above. Accordingly, management will have significant flexibility in applying a substantial portion of the net proceeds of this offering.

Our offering is being made on a $5,000,000 maximum self-underwritten basis. The table below sets forth the use of proceeds if 25%, 50%, 75% and 100% of the offering is sold with assumed offering expenses of $150,000.

	At the	At 75%	At 50%	At 25%
	Maximum	Maximum	Maximum	Maximum
	Offering	Offering	Offering	Offering

Marketing and sales	$500,000	$400,000	$300,000	$200,000
Open new company stores	2,400,000	1,800,000	900,000	300,000
Set up of bakery	300,000	300,000	300,000	300,000
Purchase of office equipment	50,000	50,000	50,000	25,000
Working capital	1,600,000	1,050,000	800,000	275,000
Net Proceeds	$4,850,000	$3,600,000	$2,350,000	$1,100,000

The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our efforts. The chart represents our best estimate of our allocation of the net proceeds of this offering based upon current plans and estimates regarding anticipated expenditures. Actual expenditures may vary substantially from these estimates, and we may find it necessary or advisable to reallocate the net proceeds within the above-described uses or for other purposes.

We anticipate, based on management's current plans and assumptions relating to our operations, that the net proceeds of this offering, if the maximum subscription is achieved, will be sufficient to satisfy our contemplated cash requirements to implement our expansion and marketing plan. If the proceeds of the offering are smaller or are insufficient to fund the implementation of our business plan (due to a change in our plans or a material inaccuracy in our assumptions, or as a result of unanticipated expenses, or other unanticipated problems), we will be required to seek additional financing sooner than currently anticipated in order to proceed with such implementation.

THE FOREGOING REFLECTS ONLY ESTIMATES OF THE USE OF THE PROCEEDS FOR 25% TO 100% OF THE MAXIMUM SUBSCRIPTION. IF LESS THAN 25% OF THE MAXIMUM SUBSCRIPTION IS ATTAINED, THE AMOUNTS WILL BE ADJUSTED APPROPRIATELY. ACTUAL EXPENDITURES MAY VARY MATERIALLY FROM THESE ESTIMATES.

DETERMINATION OF OFFERING PRICE

As no underwriter has been retained to offer our securities, the offering price of our shares was not determined by negotiation with an underwriter as is customary in underwritten public offerings. The offering price of $.50 per share of common stock has been arbitrarily determined by us and bears no relationship between the offering price of the shares and our assets, earnings, book value, net worth or other economic or recognized criteria or future value of our shares. The factors considered were:

*   Our relatively short operating history;
*   The proceeds to be raised by this offering;
*   Our cash requirements;
*   The price that we believe a purchaser is willing to pay for our shares; and
*   Overall performance of our existing restaurants.

The selling shareholders will sell our shares at $.50 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2006 on an actual basis. You should read this table in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

	September 30, 2006
	Actual	Pro forma
		At Maximum Offering	At 75% of the Maximum	At 50% of the Maximum	At 25% of the Maximum
Cash and cash equivalents	$1,709,339	$6,559,339	$5,309,339	$4,059,339	$2,809,339
Short term debt	$30,000	$30,000	$30,000	$30,000	$30,000
Stockholders equity
Common stock, $.001 par value, 200,000,000 shares authorized	40,996	50,996	48,496	45,996	43,496
Preferred stock, $.001 par value 20,000,000 shares authorized	-	-	-	-	-
Additional paid in capital	1,264,370	6,063,374	4,815,874	3,568,374	2,320,874
Retained earnings (deficit)	(134,266)	(134,266)	(134,266)	(134,266)	(134,266)
Total stockholders' equity	1,171,100	5,980,104	4,730,104	3,480,104	2,230,104
Total capitalization	$1,201,100	$6,010,104	$4,760,104	$3,510,104	$2,260,104

DILUTION

Purchasers of our common stock in this offering will experience immediate and substantial dilution in the pro forma net tangible book value of the common stock from the initial public offering price. In our calculations, we have assumed an initial public offering price of $.50 per share of common stock.

Pro forma net tangible book value per common share is determined by dividing pro forma net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding as of September 30, 2006. As of September 30, 2006, the net tangible book value (“NTBV”) of our common stock was approximately $1,171,100, or approximately $.029 on a per share basis.

As of September 30, 2006, after giving effect to the sale of 10,000,000 shares (maximum offering), 7,500,000 shares (75% of the maximum offering), 5,000,000 shares (50% of the maximum offering), or 2,500,000 shares (25% of the maximum offering) of common stock offered by this prospectus (after deduction of estimated offering expenses of $150,000), our adjusted NTBV would have been approximately $6,021,100, $4,771,100, $3,521,100, or 2,271,100, respectively, or $.1181, $.0984, $.0766, or $.0522 per share of common stock assuming the maximum offering, 75% of the maximum offering, 50% of the maximum offering, and 25% of the maximum offering, respectively.

Assuming the maximum offering, 75% of the maximum offering, 50% of the maximum offering, or 25% of the maximum offering, this offering will result in an immediate increase in our NTBV, of $.0895, $.0698, $.0480 or $.0236 per share, respectively to existing shareholders and an immediate dilution in NTBV of $.3819, $.4016, $.4234, or $.4478 per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates the effects of this offering on our NTBV and per share dilution to the new investors:

	At the Maximum Offering	At 75% of the Maximum Offering	At 50% of the Maximum Offering	At 25% of the Maximum Offering
Effective price per share	$0.50	$0.50	$0.50	$0.50
NTBV per share before offering	$0.0286	$0.0286	$0.0286	$0.0286
Pro forma NTBV per share after offering	$0.1181	$0.0984	$0.0766	$0.0522
Increase per share attributed to new investors	$0.0895	$0.0698	$0.0480	$0.0236
Dilution per share to new investors	$0.3819	$0.4016	$0.4234	$0.4478
Percentage dilution	76.38%	80.32%	84.68%	89.56%

The following tables summarize, on a pro forma basis as of September 30, 2006, after giving effect to this offering, the differences between existing holdings of common stock and the new investors with respect to the number of shares of common stock purchased from us, the total cash consideration paid and the average price per share paid by existing holders and investors in this offering, in each case before deducting estimated offering expenses, and illustrating four scenarios including, the maximum offering is sold, 75% of the maximum offering is sold, 50% of the maximum offering is sold, and 25% of the maximum offering is sold:

Maximum	Shares Purchased		Total Consideration
	Number	Percentage	Number	Percentage	Average Price per Share
Existing shareholders	40,996,455	80.39%	$1,305,366	21.21%	$0.032
New Investors	10,000,000	19.61%	$4,850,000	78.79%	$0.500
Total	50,996,455	100.00%	$6,155,366	100.00%

At 75%	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage	Average Price per Share
Existing shareholders	40,996,455	84.53%	$1,305,366	26.61%	$0. 032
New Investors	7,500,000	15.47%	$3,600,000	73.39%	$0.500
Total	48,496,455	100.00%	$4,905,366	100.00%

At 50%	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage	Average Price per Share
Existing shareholders	40,996,455	89.13%	$1,305,366	35.71%	$0. 032
New Investors	5,000,000	10.87%	$2,350,000	64.29%	$0.500
Total	45,996,455	100.00%	$3,655,366	100.00%

At 25%	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage	Average Price per Share
Existing shareholders	40,996,455	94.25%	$1,305,366	54.27%	$0. 032
New Investors	2,500,000	5.75%	$1,100,000	54.73%	$0.500
Total	43,496,455	100.00%	$2,405,366	100.00%

SELLING SHAREHOLDERS

We are registering 8,240,000 shares owned by and on behalf of certain shareholders. We will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses. We will not offer any shares on behalf of any selling shareholder. None of these shareholders are required to sell their shares, nor has any shareholder indicated to us, as of the date of this prospectus, an intention to sell his, her or its shares. Selling shareholders are offering the common stock for their own accounts. Any material relationship between us and a shareholder is identified below in the footnotes to the table of shareholders. Except as indicated below, each selling shareholder purchased such shares from us in a private placement which closed in August 2006.

For purposes of illustration only, the following table assumes that all of these shareholders will sell all of their shares. Alternatively, these shareholders may choose not to sell any shares currently held by them, or they may sell some lesser portion of their holdings. In these three possible circumstances, respectively, the selling shareholders would then own no shares, all of the shares they currently hold, or some number of shares less than the number of shares they currently hold.

The following table sets forth the number of shares of the common stock owned by the selling shareholders as of September 1, 2006, and after giving affect to this offering. Except as footnoted all of the selling shareholders purchased their shares in a private placement that occurred in 2006.

Name of Selling Security Holder	Number of Shares Owned Before Offering	Number of Shares Being Offered	Total Shares Owned After Offering	Percentage Owned After Offering

Glen W. Rees	100,000	100,000	0	*
Arthur Kang	205,560	205,560	0	*
Piper Family Trust (1)	100,000	100,000	0	*
Kelly Jones	600,000	600,000	0	*
Marilyn D. Herter Trust (2)	400,000	400,000	0	*
Bernard Schmitt	200,000	200,000	0	*
Doug Cox	1,200,000	1,200,000	0	*
Lawrence D. Isen (3)	1,380,441	462,440	918,011	*
Marketbyte LLC Defined
Benefit & Trust (3)	420,000	420,000	0	*

Name of Selling Security Holder	Number of Shares Owned Before Offering	Number of Shares Being Offered	Total Shares Owned After Offering	Percentage Owned After Offering

Sundar Communications
Group, Inc. (4)	100,000	100,000	0	*
Robert Gleckman	200,000	200,000	0	*
Georges Brennet	200,000	200,000	0	*
David Heinen	100,000	100,000	0	*
Leonard Panzer	100,000	100,000	0	*
Kimberly Biggs	60,000	60,000	0	*
Marcus New	100,000	100,000	0	*
Lawrence Rothberg	200,000	200,000	0	*
Jim Hilliard	100,000	100,000	0	*
RP Capital LLC (5)	200,000	200,000	0	*
Mark Abdou (6)	100,000	100,000	0	*
Mary and Andrew Balo	100,000	100,000	0	*
Marview Holdings Inc. (7)	600,000	600,000	0	*
Mazuma Funding Corp. (8)	400,000	400,000	0	*
Joji Manjubat	100,000	100,000	0	*
Audrey Kekst	92,000	92,000	0	*
Desert Lake Advisors
Defined Benefit Plan (9)	600,000	600,000	0	*
Bristol Investment Fund Ltd. (10)	400,000	400,000	0	*
John F. Van Engelen	40,000	40,000	0	*
Alexander London	200,000	200,000	0	*
M. Stephen Riviere	40,000	40,000	0	*
Ray Campos	200,000	200,000	0	*
Alicja Jaworski	80,000	80,000	0	*
Richardson & Patel LLP (11)	140,000	140,000	0	*
Arnold Tinter (12)	100,000	100,000	0
Total	9,158,001	8,240,000	918,001	2.2%

(1)	David Piper has voting control over the shares registered in the name of Piper Family Trust UDT 4.23.02
(2)	Marilyn D. Veigel has voting control over the shares registered in the name of Marilyn D. Herter Trust
(3)	Lawrence D. Isen has voting control over the shares registered in the name of Marketbyte LLC Defined Benefit & Trust.
(4)	Jason Sundar has voting control over the shares registered in the name of Sundar Communications Group, Inc.
(5)
Erick Richardson and Nimish Patel are the controlling persons of RP Capital LLC, and have voting and investment power over the shares being offered under this prospectus. The address of RP Capital LLC is c/o Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California.

(6)	Mark Abdou is a partner at Richardson & Patel LLP, our legal counsel. The address of Richardson & Patel LLP is 10900 Wilshire Boulevard, Suite 500, Los Angeles, California.
(7)	Charles Schliecher has voting control over the shares registered in the name of Marview Holdings, Inc.
(8)	Curt Kramer has voting control over the shares registered in the name of Mazuma Funding Corp.
(9)	Tom Dobron has voting control over the shares registered in the name of Desert Lake Advisors Defined Benefit Plan
(10)	Paul Kessler has voting control over the shares registered in the name of Bristol Investment Fund Ltd.
(11)	Richardson & Patel LLP is our legal counsel and received its shares in connection with legal services provided to us.
(12)	Mr. Tinter received his shares for serviced provided to us prior to his appointment as our Chief Financial Officer on September 1, 2006.

PLAN OF DISTRIBUTION

This is our initial public offering. We are registering a total of 18,240,000 shares of our common stock. Of this amount, 10,000,000 shares, referred to in this prospectus as the “Spicy Pickle offering”, are being offered by Spicy Pickle and 8,240,000 shares are being offered by the selling shareholders. We will receive the proceeds from the shares offered in the Spicy Pickle offering. We will not receive the proceeds from the sale of the shares by the selling shareholders.

Spicy Pickle Offering

We are registering for sale or distribution a maximum of 10,000,000 shares of common stock at the initial offering price of $0.50 per share. There is no minimum number of shares that must be sold in this offering. There will be no escrow account. All money received from this offering will be immediately used by us. The Spicy Pickle offering shall commence upon effectiveness of this registration statement and will end whenever all of the shares have been sold or 12 months after the date of effectiveness, whichever comes first. We do not anticipate engaging an underwriter for the sale or distribution of the shares at this time. All sales of the shares will be effected by our officers or other representatives (who fall within the requirements of Rule 3a4-1 of the Securities Exchange Act of 1934), who will not receive any special compensation in connection with such sale or distribution.

Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 act for associated persons of an issuer. No one has made any commitment to purchase any or all of the shares being offered. Rather, the officers and directors will use their best efforts to find purchasers for the shares. We cannot predict how many shares, if any, will successfully be sold. We reserve the right to engage an underwriter in the future for the purpose of offering and selling shares. Any underwriter will only be engaged upon compliance with our requisite disclosure obligations.

Marc Geman, our Chairman is responsible for the sale of the securities on behalf of Spicy Pickle. Mr. Geman shall not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Neither Mr. Geman, nor any other of our officers and directors associated with offering and selling the shares are considered associated persons of any broker or dealer.

Our officers meet all of the following conditions:

*
They primarily perform, or intend to primarily perform at the end of the offering, substantial duties for or on behalf of Spicy Pickle otherwise than in connection with the sale and distribution of the shares;

*	They were not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months; and
*
The officers do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance certain exemptions provided for under Rule 3a4-1(a)(4)(i) and (a)(4)(iii), except that for securities issued pursuant to Rule 415 under the Securities Act 1933, the twelve months shall begin with the last sale of any security included within one Rule 415 registration.

In the past, we have received unsolicited indications of interest in Spicy Pickle from persons familiar with us. Our officers will deliver prospectuses to these individuals and to others who they believe might have interest in purchasing all or part of this offering. We also may retain licensed broker/dealers to assist us in the offering and selling of shares, if we deem such to be in our best interest. At this time we do not have any commitments, agreements or understandings with any broker/dealers. The maximum underwriting discount and commission we are willing to pay to engage broker/dealers is 10%.

In the event we retain any broker/dealers to assist in the offering and selling of units we will update this prospectus accordingly.

Purchasers of shares either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render exemption applicable.

Selling Shareholders Offering

We are registering the shares currently held by our shareholders to permit the shareholders and their transferees or other successors in interest to offer the shares from time to time. We will not offer any shares on behalf of any selling shareholder. None of our shareholders are required to sell their shares, nor as of the date of this prospectus, has any shareholder indicated an intention to us to sell his, her or its shares. The selling shareholders will sell their shares of common stock at the offering price of $.50 per share until our common stock is quoted on the OTC Bulletin Board, or other recognized secondary trading system. At such time, if ever, the selling shareholders may sell their shares of our common stock at prevailing market prices or privately negotiated prices.

The shares being offered by the selling shareholders may be sold from time to time in one or more transactions (which may involve block transactions):

*	on the OTC Bulletin Board or on such other market on which the common stock may from time to time be trading;
*	in privately-negotiated transactions; or
*	any combination of the above.

As of the date of this prospectus, we have no information on the manner or method by which any selling shareholder may intend to sell shares. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling shareholders determine from time to time. The shares may also be sold pursuant to Rule 144. The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling shareholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling shareholder has entered into an agreement with a prospective underwriter. If a selling shareholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

None of the selling shareholders are presently "brokers" or "dealers" within the meaning of Sections 2(4) or 2(5), respectively, of the Securities Act.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock of Spicy Pickle during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions, rules and regulations of the Exchange Act, which provisions may limit the timing of purchases and sales of common stock by the selling shareholders.

We have advised the selling shareholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934.

The total number of shares of common stock we have issued and outstanding prior to the offering of the newly issued shares is 40,996,455 shares.

LEGAL PROCEEDINGS

We are not party to any lawsuits or legal proceedings, the adverse outcome of which, in management's opinion, individually or in the aggregate, would have a material adverse affect on our results of operations and financial position, and have no knowledge of any threatened or potential lawsuits or legal proceedings against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the normal course of business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Our executive officers and directors are as follows:

Name	Age	Position

Marc N. Geman	61	Chairman and Chief Executive Officer

Anthony S. Walker	35	Director and Chief Operating Officer

Kevin Morrison	41	Chief Culinary Officer

Arnold Tinter	61	Chief Financial Officer

Michael Cooper	54	Vice President of Operations

Mark Maximovich	43	Vice President of Operations-East Coast

Ray BonAnno	66	Director

Presley Reed	60	Director

L. Kelly Jones	53	Director

Background of Officers and Directors

Marc N. Geman - Mr. Geman is our Chief Executive Officer and Chairman of the Board of our company. Mr. Geman has held these positions since our formation in January 2003. From 1994 to 1998, he was president of Pretzelmaker Holdings, Inc., a national franchisor of soft pretzels. From May 2001 to May 2003, Mr. Geman was the Chief Executive Officer and a director of Bayview Technology Group, (“Bayview”) LLC, a company that manufactured and developed energy efficient products. From May 2003 until October 2003, Mr. Geman was the Chairman of Bayview. From July 2003 until December 2004 he was a consultant to the purchaser of Bayview. Mr. Geman was a founder and CEO of Portfolio Management Consultants, Inc., an investment advisory firm managing assets for high net worth individuals from 1990 to 1995. Mr. Geman has been a licensed attorney since 1973.

Anthony S. Walker - Mr. Walker is our Chief Operating Officer and has been a director since our inception in January 2003. Together with Mr. Morrison, he is a co-founder of the concept that in August 1999 started operating Spicy Pickle Restaurants in Denver, Colorado. From 1996 until 1999, Mr. Walker was a chef at the Barolo Grill, a fine dining restaurant in Denver, Colorado. Mr. Walker has been recognized in magazines such as The New York Times, Cucina Italiana and Nations Restaurant News.

Kevin Morrison - Mr. Morrison is our Chief Culinary Officer; he has held a senior management position since our inception in January 2003. From 1999 to 2003, Mr. Morrison co-founded the Spicy Pickle concept with Mr. Walker and opened the first Spicy Pickle restaurant in 1999, in Denver, Colorado. From 1995 through 2000, Mr. Morrison also owned and operated a wholesale food distribution business, Red Tomato Specialty Produce. Mr. Morrison has also served as chef di cuisine of Vinci Restaurant in Chicago and sous chef at the Barolo Grill in Denver.

Arnold Tinter - Mr. Tinter has been our Chief Financial Officer since September 1, 2006. From 1990 to the present, he has been the president of Corporate Finance Group, a company involved in financial consulting in the areas of strategic planning, mergers and acquisitions and capital formation. From May 2001 to May 2003 he served as chief financial officer of Bayview Technology Group, LLC, a privately held company that manufactured and distributed energy efficient products. From May 2003 to October 2004 he served as that company’s chief executive officer. Mr. Tinter is a Certified Public Accountant.

Michael Cooper - Mr. Cooper is our Vice President of Operations; he is a 37-year veteran of the restaurant industry. Prior to joining us as VP of Operations in July 2006, he was Director of Franchise Operations from 1997 through 2005 for Stockade Companies, LLC, an international franchisor of casual/family restaurant concepts, where he had responsibility for franchise development and operations in the US and Mexico. From 1989 through 1996, Mr. Cooper was in charge of the west coast region for the Great American Cookie Co., overseeing company and franchise operations. Mr. Cooper’s career experience with several national restaurant companies includes site development, franchise operations, training, and business consulting, specializing in restaurant start-up ventures.

Mark Maximovich - Mark “Max” Maximovich has been in the restaurant industry for over 20 years; he worked as a nightclub and restaurant manager for two different organizations from 1985 to 1994.  He owned and operated Antonino’s Italian restaurant from 1994 through 1996.  In 1996 he became the VP of Operations for PretzelMaker until its sale to Mrs. Fields Cookies in late 1998 and then became the VP of Canadian and NE US Operations for Mrs. Fields’ stable of franchises until 2003.  In 2003 he became the VP of Midwest Franchise operations for Quizno’s, a position he held until joining Spicy Pickle in September 2006.

Raymond BonAnno - Mr. BonAnno has served as a member of our Board of Directors since April 2006. He has spent more than 30 years in the automotive carrier truck industry. Mr. BonAnno was Director of Operations, Baker Driveaway Co., Inc. (1973-1975) and at E & L Transport, Inc. (1975-1977). In 1977 he was recruited by Ryder Systems, Inc. to be General Manager - Cadillac Division (1977-1982). With Ryder he held assignments of increasing responsibility for 23 years until his departure in 1990. Mr. BonAnno has a BBA degree in finance from The University of Notre Dame (1963) and an MBA, Advanced Management Program from Michigan State University (1983). In 1990 Mr. BonAnno purchased an interest in Fleet Car Carriers and now he and his family own this company. Mr. BonAnno currently serves on the University of Notre Dame Advisory Council for the College of Arts and Letters, the Board of Advisors for the University of Detroit Jesuit High School and Academy and the Advisory Board for the Alliance Real Estate Investment Fund. Mr. BonAnno also serves as a member of the Board of Directors of the Colorado Capital Bank, Cherry Creek Branch, and the Agents Title Insurance Company.

Presley Reed - Dr. Presley Reed has served as a member of our board of directors since April 2006 and is founder and Chairman of Reed Group with offices in Colorado and New York; Dr. Reed has held such position for many years. Dr. Reed is the Editor-in-Chief of The Medical Disability Advisor: Workplace Guidelines for Disability Duration . Dr. Reed is an expert in disability management, workplace absence and productivity, workers' compensation, and occupational health. He is Board Certified by the American Board of Psychiatry and Neurology. He is a Fellow of the American College of Occupational and Environmental Medicine and is a former chair of its Committee on Occupational Mental Health. He is a Fellow of the American Academy of Disability Evaluating Physicians. He served as Founding Chairman of the American Board of Independent Medical Examiners and is a Certified Independent Medical Examiner. Dr. Reed received his BS in Medical Arts from the University of Kentucky and his   Medical Degree from the University of Tennessee. He completed his residency in psychiatry at Tulane in New Orleans, and at Denver General Hospital.

L. Kelly Jones - Mr. Jones has served as a member of our board of directors since July 2006. He founded and remains with the law firm of Jones & Cannon since 1980. Mr. Jones is certified in the area of commercial real estate law by the Texas Board of Legal Specialization and is the author of an article, “Texas Mechanics’ and Materialmen’s Lien Laws: A Guide Through the Maze,” which appeared in the Texas Bar Journal in March, 1985. Mr. Jones’ areas of practice include corporate, construction, real estate, municipal law and commercial litigation. Mr. Jones served as chief executive officer of VirTra Systems, Inc. (OTCBB: VTSI) from March, 1997 until April 2006. Mr. Jones served from 1985 through 1989 on the Arlington City Council (Chairman, Budget and Audit Committee) and on the Stephen F. Austin State University Board of Regents from 1987 through 1993, where he was Chairman from 1991 through 1993. He holds a juris doctorate degree from the University of Texas and a bachelor of arts degree in political science from Stephen F. Austin State University.

There are no family relationships among the directors and executive officers. Except as set forth below, none of the directors or executive officers has, during the past five years:

(a)
Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)	Been convicted in a criminal proceeding or subject to a pending criminal proceeding;
(c)
Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

(d)
Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Marc Geman was named as a respondent filed by the SEC in June 1996, alleging that Mr. Geman, as CEO of Portfolio Management Consultants, Inc. failed to obtain “best execution” in connection with clients’ purchase and sale of certain securities. In August 1997, the administrative law judge issued a decision that Mr. Geman, as CEO, failed to file required reports and keep required records, but did not violate the "duty of best execution" rules. A

$200,000 fine was imposed and Mr. Geman was barred from participating in the brokerage and investment advisement business for a period of three years.

Meetings and Committees of the Board of Directors

We do not have a nominating committee of the Board of Directors, or any committee performing similar functions. Nominees for election as a director are selected by the Board of Directors.

We do not yet have an audit committee or an audit committee financial expert. We expect to form such a committee composed of our non-employee directors. We may in the future attempt to add a qualified board member to serve as an audit committee financial expert in the future, subject to our ability to locate and compensate such a person.

Our compensation committee of the Board of Directors (which also serves as our option committee) consists of Mr. Geman, Mr. Reed and Mr. BonAnno.

Except as disclosed in the applicable employment agreements discussed in the section of this document titled “Director and Executive Officer Compensation, “Employment Agreements” and as disclosed in the section of this document titled “Certain Relationships and Related Transactions,” no arrangement or understanding exists between any executive officer and any other person pursuant to which any executive officer was selected to serve as an executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 1, 2006 by (i) each person known by us to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director, (iii) each executive officer, and (iv)all executive officers and directors as a group. The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Including those shares in the tables does not, however, constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person's spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 90 Madison Street, Suite 700, Denver, Colorado 80206. All percentages are based upon 40,996,455 shares of common stock outstanding.

Beneficial Ownership Before Offering			Beneficial Ownership After Offering
	Shares	Percent	Shares	Percent (1)	Percent (2)

Marc Geman	6,185,917	15.09%	6,185,917	12.13%	13.45%
Anthony Walker	6,185,712	15.09%	6,185,712	12.13%	13.45%
Kevin Morrison	5,621,038	13.71%	5,621,038	11.02%	12.22%
L. Kelly Jones	600,000	1.46%	600,000	1.18%	1.30%
Raymond BonAnno (5)	2,360,445	5.76%	2,360,445	4.63%	5.13%
Presley Reed (3)	2,690,986	6.57%	2,690,986	5.28%	5.85%
Arnold Tinter	100,000	*	—	—	—
Michael Cooper	—	*	*	*	*
Mark Maximovich	—	*	*	*	*
EWM Investments (4)	4,122,300	10.06%	4,122,300	8.08%	8.96%
All Directors and Executive Officers as a Group (9 persons)	23,744,098	57.92%	23,644,098	46.56%	51.62%

(1)	Assumes we sell 10,000,000 shares in the offering.
(2)	Assumes we sell 5,000,000 shares in the offering.
(3)	Includes 1,146,408 shares owned by the Presley Reed 1999 Family Trust. Mr. Reed’s wife is the beneficiary of the trust.
(4)	Ernest Moody has sole voting and dispositive power over the shares owned of record by EWM Investments.
(5)	All shares owned of record by the BonAnno Family Partnership; Raymond BonAnno has voting and dispositive power over such shares.

*    Less than 1%

DESCRIPTION OF SECURITIES

As of December 1, 2006 we have 40,996,455 shares of common stock outstanding and no shares of preferred stock outstanding. We have the authority to issue 200,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of the common stock are entitled to receive dividends when and as declared by the board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and we do not expect to pay any within the foreseeable future since any earnings are expected to be reinvested. In the event we liquidate, dissolve or windup our operations, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets. Each outstanding share of the common stock is entitled to equal voting rights, consisting of one vote per share.

Preferred Stock

The preferred stock may be issued from time to time in one or more classes or series. Our board of directors is authorized to issue shares of preferred stock in one or more classes or series and, by filing a certificate pursuant to the applicable law of the State of Colorado to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof prior to issuance. Each such class or series of preferred stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the board of directors and stated in the applicable preferred stock designation. The common stock shall be subject to the express terms of any series of preferred stock. Except as required by a preferred stock designation or applicable law, holders of preferred stock shall not be entitled to vote at or receive notice of any meeting of shareholders.

2006 Stock Option Plan

Our board of directors approved our 2006 stock option plan on September 29, 2006. We currently have options to purchase a total of 100,000 shares outstanding. The 2006 plan provides for the grant of incentive stock options to our employees, and for the grant of non-statutory stock options and restricted stock to our employees, directors and consultants.

We have reserved a total of 7,500,000 shares of our common stock for issuance pursuant to the 2006 plan. Our 2006 plan does not provide for automatic annual increases in the number of shares available for issuance under the plan.

Our board of directors, or a committee of our board, administers our 2006 plan. The board or its committee, who are referred to as the administrator in this prospectus, has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered in exchange for awards with a lower exercise price.

The administrator determines the exercise price of options granted under our 2006 plan, but the exercise price must not be less than 85% of the fair market value of our common stock on the date of grant. In the event the participant owns 10% or more of the voting power of all classes of our stock, the exercise price must not be less than 110% of the fair market value per share of our common stock on the date of grant. With respect to all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock or the outstanding stock of any parent or subsidiary of ours, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options; however, no option will have a term in excess of 10 years from the date of grant.

Our 2006 plan will automatically terminate on September 28, 2016, unless it terminates sooner because all shares available under the plan have been issued or all outstanding options have been terminated in connection with a change of control. In addition, our board of directors has the authority to amend the 2006 plan provided this action does not impair the rights of any participant.

We had no compensation plans prior to the adoption of our 2006 plan.

LEGAL MATTERS

The validity of the common stock to be sold under this prospectus will be passed upon for us by Richardson & Patel LLP. The law firm of Richardson & Patel, LLP and its principals collectively own a total of 440,000 shares of our common stock and are included as selling shareholders in this prospectus.

EXPERTS

The financial statements of Spicy Pickle Franchising, LLC (our predecessor) as of and for the years ended December 31, 2005 and December 31, 2004 appearing in the prospectus have been audited by Gordon, Hughes & Banks, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing herein, which report expresses an unqualified opinion and are included in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted under Colorado law. Our board is obtaining quotations on the cost of an insurance policy covering officers and directors for claims made that such officers and directors may otherwise be required to pay for or for which we would be required to indemnify them, subject to certain exclusions.

Insofar as indemnification for liability arising under the Act may be permitted to our directors, officers and control persons pursuant to our Articles and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or control person in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

At present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

DESCRIPTION OF BUSINESS

Our sole business is the franchise and operation of Spicy Pickle restaurants. Spicy Pickle (“Spicy Pickle”, “we”, “us” or the “Company”) is a fast casual restaurant where made-to-order panini, submarine style sandwiches, pizzetti (neapolitan thin crust pizza), and salads created by our founders are served using fresh baked breads and high quality ingredients. Although prices are set by franchisees at the store level and vary from location to location, sandwiches typically cost approximately $6.50 with small and large soups and salads ranging from $3.25 to $6.00 respectively. Individual size pizzetti is usually $7.50.

Our goal is to deliver a delicious flavor profile, an exceptional customer experience, and an enjoyable atmosphere in its locations. We cannot assure you that we will be successful. We believe our menu items appeal to diners of all ages and preferences and will soon accommodate breakfast, lunch and dinner segments.

Our franchisees must qualify on the basis of considerable experience in other management and food service ventures and should have liquid assets of at least $150,000. Franchise fees are $30,000 for the first restaurant and $15,000 for additional locations. Fees for additional locations are lower because the training and grand opening are handled by the experienced franchisee, although these services are still available for purchase from us if desired. Area development agreements are available to selected franchisees that wish to secure a territory for future development ($10,000 per store is pre-paid and the balance of $5,000 is paid when the area developer is ready to begin build-out for each new site).

Franchisees pay Spicy Pickle a 5% royalty on weekly gross sales, and an additional 2% to support national and regional marketing efforts which produce brand development, agency support, point of purchase materials and print and broadcast advertising. In addition, we require franchisees to dedicate at least 1% of sales to local advertising. The estimated cost of a Spicy Pickle franchise is between $287,400 and $362,400 and varies based on location. Each location has an end-cap/in-line of approximately 1,800 square feet and seating for 30-50 guests inside with additional outdoor seating as available.
Cost of a Spicy Pickle Franchise Location

Category	Low Estimate	High Estimate

Franchise Fee [1]	$30,000	$30,000
Initial Expenses [2]
Architect Fees	$6,500	$9,500
Deposit & Fees	$3,000	$5,000
Total Initial Expenses:	$9,500	$14,500
Build-Out Expenses:
Tenant Improvements/Millwork [3]	$135,400	$171,400
Kitchen and Other Equipment [4]	$56,000	$82,000
Sign, Menu Board, Wall Art, Graphics	$20,000	$25,000
Point-of-Sale System and Software	$13,500	$13,500
Furniture	$8,000	$10,000
Small Wares	$5,000	$6,000
Total Build-Out Expenses	$237,900	$307,900
Grand Opening Expenses [5]	$10,000	$10,000
	$287,400	$362,400

(1)	The franchise fee is due upon signing the franchise agreement. Second and subsequent franchises are $15,000. Legal fees are not included.
(2)	Initial expenses include deposits required upon signing a lease and fees to obtain stamped blueprints required for permitting.
(3)	Includes all tenant improvements including $15,000 of millwork based on a 1600 sq. ft. space as the low estimate and on an 1800 sq. ft. space as the high estimate.
(4)	Includes all equipment needed to operate the restaurant and estimated as partially used on the low estimate and new on the high estimate.
(5)
Includes training, grand opening and initial inventory expenses.  Depending on the promotion grand opening costs could be higher.  It is also recommended that each franchisee has on hand approximately $25,000 of additional funds to cover costs during the first few months of operation.

Spicy Pickle has been recognized nationally and in its local markets as a purveyor of fast-casual food to watch. The December 2006 issue of Fast Casual Magazine features Spicy Pickle as number 54 in its list of “2006 Top 100 Movers and Shakers”. National Restaurant News selected Spicy Pickle as one of its 2006 Hot Concepts!

We intend to expand nationally by growing the chain of restaurants in and near downtown settings where daytime population is dense, as well as near tech centers, government complexes, universities, and medical centers where large amounts of administrative and professional people are employed. We have designed systems to maximize and replicate our success in a variety of settings. Complete programs have been developed for real estate, architecture, construction management, equipment procurement, food distribution, training, operations and marketing to ensure the success of each franchisee. Owners generally purchase turn-key services from us.

We sell franchises of fast casual restaurants featuring paninis, salads, submarine style sandwiches, pizzetti, along with soups, sides, chips, beverages and a signature pickle.

Industry Background

Spicy Pickle restaurants are classified as “fast casual” restaurants in the restaurant industry. There is no single definition of fast casual, but in concept a fast casual restaurant does not offer full table service, but generally offers high quality food and atmosphere with either numbered or personalized delivery of meals to the table or a central pick up area. Fast casual fills the space between fast-food where no table service is available and food is paid for and delivered to the customer at the register, and casual dining where full table service is available to the customer.

Growth Strategy

We believe that our ability to deliver value, quality, price and convenience will help us grow. Our target customer is 21-55 years of age, educated with at least some college experience and the typical location for the Spicy Pickle restaurant is in a downtown area of a dense city, or near a tech center, government complex, university, or medical center where large numbers of administrative and professional employees are found.

Our menu is moderately priced with an average ticket of $8.00 to $9.00. Menu prices are set by franchisees at the store level and vary from location to location, sandwiches typically cost approximately $6.50 with small and large soups and salads ranging from $3.25 to $6.00 respectively. An individual pizzetti is usually $7.50. We expect to expand our menu to include breakfast and catering. We are committed to providing sufficient variety to encourage guests to return often and try something new.

We believe that our growth is the result of the appeal of our food, the clarity of our vision, the increasing strength of our brand and our commitment to constantly improving our customer experience.

Competition

The fast-casual segment of the restaurant industry is highly competitive and fragmented. In addition, fast-casual restaurants compete against other segments of the restaurant industry, including quick-service restaurants and casual dining restaurants. The number, size and strength of competitors vary by region. All of these restaurants compete based on a number of factors, including taste, quickness of service, value, name recognition, restaurant location and customer service. Competition within the fast-casual restaurant segment, however, focuses primarily on taste, quality and the freshness of the menu items and the ambience and condition of each restaurant.

The industry is often affected by changes in consumer tastes; national, regional or local economic conditions; currency fluctuations; demographic trends; traffic patterns; the type, number and location of competing food retailers and products; and disposable purchasing power. Each of the concepts compete with international, national and regional restaurant chains as well as locally-owned restaurants, not only for customers, but also for management and hourly personnel, suitable real estate sites and qualified franchisees.

Our Menu

Our menu offers customers a choice of seven signature submarine style sandwiches, eight signature panini, six salads, and five soups as well as a combo meal consisting of a one-half sandwich or panini and a small soup or salad. Customers can also build their own sandwich choosing from four breads, 12 meats (or vegetable); nine cheeses, an unlimited number of our 21 toppings, and an unlimited number of our 15 spreads. Some menu items may vary from store to store. We feature high quality ingredients consisting of all natural products with no preservatives or MSG, except for the coloring in our yellow cheese. This is part of our strategy to attract the growing number of health conscious consumers to our restaurants. We believe our restaurants deliver value, quality and convenience. Our menu is moderately priced with an average ticket of $8.00 to $9.00. Menu prices are set by franchisees at the store level and vary from location to location, sandwiches typically cost approximately $6.50 with small and large soups and salads ranging from $3.25 to $6.00 respectively. An individual pizzetti is usually $7.50.

Our Current Locations

Denver, Colorado - 4 restaurants open, 1 corporate site under construction, 1 site under negotiation
Boulder, Colorado - 1 restaurant open, 1 site under negotiation
Ft. Collins, Colorado - 1 restaurant open, 1 site under negotiation
Aurora, Colorado - 1 restaurant open
Littleton, Colorado - 1 restaurant under construction, 1 site being developed
Centennial, Colorado - 1 restaurant open
Lone Tree, Colorado - 1 restaurant open
Greenwood Village, Colorado - 1 restaurant open
Federal Heights, Colorado - 1 restaurant open
Loveland, Colorado - 1 site being negotiated
Colorado Springs, Colorado - 1 restaurant under construction, 1 site being developed
Englewood, Colorado - 1 restaurant open
Ashburn, Virginia - 1 restaurant under construction
Sioux Falls, South Dakota - 1 restaurant open
Portland, Oregon - 1 restaurant open
Poway, California - 1 restaurant open
Sacramento, California - 1 restaurant under construction
Henderson, Nevada- 1 restaurant under construction
Reno, Nevada - 1 restaurant under construction
Chicago, Illinois - 1 restaurant under construction
Cincinnati, Ohio - 1 restaurant under construction
Austin, Texas - 1 restaurant open, 1 restaurant under construction

Franchise Site Development and Expansion

Our restaurant locations are critical to our long-term success, and we devote significant resources to assessing each prospective site. We have developed specific criteria to evaluate each site. We continuously review these criteria and adjust them as warranted by changing circumstances in our business or local operating conditions.

We focus our site searches on metropolitan areas where daytime population is dense, as well as near tech centers, government complexes and medical centers where large numbers of administrative and professional people are employed. Preferred locations include shopping center end-caps and free standing buildings near large intersections, residential areas, offices, retail outlets, universities, recreational facilities and hospitals. We also consider traffic patterns, area restaurant competition, the likely impact on sales of our nearby restaurants, parking, accessibility, potential restaurant size and visibility. In larger metropolitan regions, we generally open restaurants in urban storefronts. We use a combination of our own development staff and outside real estate brokers to locate, evaluate and negotiate new sites.

The cost to open a Spicy Pickle restaurant depends on the type of real estate, the location of the site and the amount of construction required. We generally lease the premises and build-out the tenant improvements for our restaurants. We sometimes receive landlord development and/or rent allowances for leasehold improvements, furniture, fixtures and equipment.

Government Regulation

We are subject to various federal, state and local laws affecting our business. Each of our restaurants must comply with licensing and regulation by a number of governmental authorities, which include health, sanitation, safety and fire agencies in the state or municipality in which the restaurant is located. In addition, we must comply with various state laws that regulate the franchisor/franchisee relationship.

We are also subject to federal and state laws governing employment and pay practices, overtime, tip credits and working conditions. The bulk of our employees are paid on an hourly basis at rates related to the federal and state minimum wages.

We are also subject to federal and state child labor laws which, among other things, prohibit the use of certain “hazardous equipment” by employees 18 years of age or younger. Under the ADA, we could be required to expend funds to modify our restaurants to better provide service to, or make reasonable accommodation for the employment of disabled persons. We continue to monitor our facilities for compliance with the Americans with Disabilities Act in order to conform to its requirements. We believe future expenditures for such compliance would not have a material adverse effect on our operations.

Intellectual Property

We have registered the following marks with the United States Patent and Trademark Office: Spicy Pickle (Registration No. 2,905,597) and Spicy Pickle Sub Shop (Registration No. 2,918,645). We also have a Canadian registration for the Spicy Pickle name and logo.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

Our sole business is the franchise and operation of Spicy Pickle restaurants. Spicy Pickle is a fast casual restaurant where made-to-order panini, submarine style sandwiches, pizzetti (neapolitan thin crust pizza), and salads created by our founders are served using fresh baked breads and high quality ingredients. Although prices are set by franchisees at the store level and vary from location to location, sandwiches typically cost approximately $6.50 with small and large soups and salads ranging from $3.25 to $6.00 respectively. Individual size pizzetti is usually $7.50. Our goal is to deliver a delicious flavor profile, an exceptional customer experience, and an enjoyable atmosphere in its locations; we cannot assure you that we will succeed. We believe our menu items appeal to diners of all ages and preferences and will soon accommodate breakfast, lunch and dinner segments.

We market our menu primarily through targeted local store marketing efforts, mail drops, and print campaigns, as well as through other grass roots efforts. The "Spicy Pickle" brand name has existed for seven years. We are headquartered in Denver, Colorado.

The first Spicy Pickle restaurant was launched in 1999 by founders Kevin Morrison and Anthony Walker under the name Spicy Pickle, LLC. In late 2001, there were three restaurants, two in Denver and one in Lakewood, a Denver suburb. By January 2003, we organized Spicy Pickle Franchising, LLC and launched the Spicy Pickle brand as a national franchise and recruited Marc Geman, former founder and president of the PretzelMaker franchise, as our chief executive.

Spicy Pickle currently has 16 franchise restaurants. Until recently we had one company restaurant. We recently closed our company restaurant which was in Lakewood, Colorado. We are building a replacement company restaurant more centrally located in Denver, Colorado, which will open on or about March 2007 and which will include a bakery.

Our prior Company restaurant, which we used as a training restaurant, operated at a loss. This loss is primarily due to higher labor costs at a restaurant which is used for training purposes. The number of employees per shift is higher than a normal restaurant and the employees are less productive during the training period. We anticipate that our new training restaurant will also operate at a loss for the foreseeable future.

Our franchise agreements include build out schedules for franchisee restaurants. Based on current franchise agreements and construction schedules, we believe there will be 27 Spicy Pickle, franchisee owned and operated restaurants and 3 company operated restaurants (including locations in Denver, Colorado, Ashburn, Virginia and Chicago, Illinois) open by the end of August 2007.

We have sold 40 franchises, including two which were mutually terminated prior to any store being built, and one of which was terminated when the franchisee closed their Spicy Pickle restaurant in Lexington, Kentucky. We have also sold development rights to an additional 25 stores which are attached to some of our franchises. We are building a bakery at our new Denver company store to supply the Spicy Pickle restaurants in the Denver, Boulder, and Ft. Collins area with daily fresh baked bread. This bakery will replace the current supplier of our artisan breads and is expected to result in a food cost savings for the franchisees in that market. Spicy Pickle restaurants outside this market are equipped for bread baking at the store location.

Our locations and marketing efforts are directed principally to white collar administrative, managerial, professional, and sales personnel which are generally found in and near downtown districts, technological centers, universities, hospitals and government complexes.

We derive our revenue from the sale of food and beverages at our company store, from the sale of franchises and from royalties paid by franchisees. Our business is currently centralized in the Rocky Mountain region, but we have sold several franchises elsewhere in the United States that we expect to open within the next eighteen months. Our restaurant locations as of December 1, 2006 are:

Denver, Colorado - 4 restaurants open, 1 corporate site under construction, 1 site under negotiation
Boulder, Colorado - 1 restaurant open, 1 site under negotiation
Ft. Collins, Colorado - 1 restaurant open, 1 site under negotiation
Aurora, Colorado - 1 restaurant open
Littleton, Colorado - 1 restaurant under construction, 1 site being developed
Centennial, Colorado - 1 restaurant open
Lone Tree, Colorado - 1 restaurant open
Greenwood Village, Colorado - 1 restaurant open
Federal Heights, Colorado - 1 restaurant open
Loveland, Colorado - 1 site being negotiated
Colorado Springs, Colorado - 1 restaurant under construction, 1 site being developed
Englewood, Colorado - 1 restaurant open
Ashburn, Virginia - 1 restaurant under construction
Sioux Falls, South Dakota - 1 restaurant open
Portland, Oregon - 1 restaurant open
Poway, California - 1 restaurant open
Sacramento, California - 1 restaurant under construction
Henderson, Nevada- 1 restaurant under construction
Reno, Nevada - 1 restaurant under construction
Chicago, Illinois - 1 restaurant under construction
Cincinnati, Ohio - 1 restaurant under construction
Austin, Texas - 1 restaurant open, 1 restaurant under construction

We intend to increase our revenues by adding new Company-owned stores, selling new franchises and by expanding consumption of our food products at all stores. General economic and industry conditions may affect our ability to do so and our revenue performance.

Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Actual results could differ from those estimates. A summary of accounting policies that have been applied to the historical financial statements presented in the registration statement can found in the footnotes thereto. We consider certain of these accounting policies to be critical as they are both important to the portrayal of our financial condition and results of operations and may require judgments on the part of management about matters that are uncertain. We have identified the following accounting policies that are important to the presentation of financial information in this registration statement.

Revenue Recognition

Initial Franchise Fees - We enter into franchise agreements which grant franchisees the exclusive right to develop and operate businesses at certain locations. Initial franchise fees are recognized as revenue when all material services and conditions required to be performed by us have been substantially completed, which is generally when the restaurant opens.

Royalty Fees - Pursuant to the franchise agreements, franchisees are required to pay royalties to the Company at the rate of 5% of weekly gross sales as reported to the Company through the franchisees’ point of sales systems. Royalties are recognized as revenue in the period corresponding to the reported period. Royalty fees were $209,835 and $87,203 for the years ended December 31, 2005 and 2004, respectively.

In regards to royalty fees, our franchisees grant us the right to extract data from their point of sale systems in each restaurant they operate. We receive weekly reports on sales at each franchise location and calculate our revenue directly from those reports. This allows for extremely accurate accounting of our revenue stream from royalty fees. We do not anticipate any future change in the method of reporting.

Product Sales - We sell logo products to our franchisees. Sales are recognized when products are shipped to the franchisee. Since we are selling to our franchisees, we do not anticipate any problems with collectibility of product sales.

Restaurant Sales - We record revenue from company owned restaurant sales upon delivery of the related food and other products to customers. Our restaurant sales are either cash or credit cards (which are pre-approved) and therefore no estimate for collectibility is necessary.

Advertising Costs - Franchisees must contribute to an advertising fund established by the Company at a rate of up to 2% of total franchisee gross sales. The Company, in its discretion, may spend more or less than its actual advertising receipts from the franchisees. Advertising fees collected were $75,483 and $52,613 for the years ended December 31, 2005 and 2004, respectively. These fees are offset against actual advertising expenses which are recognized when incurred. The Company incurred advertising expenses of $227,329 and $75,765 in 2005 and 2004, respectively. We paid those expenses from the advertising fund and from our own funds. The net amounts reflected as advertising costs in the financial statements are $151,846 and $23,152 in 2005 and 2004, respectively.

Rent Expense - We recognize rent expense on a straight-line basis over the reasonably assured lease term as defined in the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 98, "Accounting for Leases.'' In addition, certain of our lease agreements provide for scheduled rent increases during the lease term or for rental payments commencing at a date other than the date of initial occupancy. We include any rent escalations and construction period and other rent holidays in our determination of straight-line rent expense. Therefore, rent expense for new locations is charged to expense beginning with the start of the construction period.

Equity Based Compensation -- As of December 31, 2005, we did not have any stock-based compensation plans. In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" (“SFAS 123R”). SFAS 123R amends SFAS No. 123, "Accounting for Stock-Based Compensation," and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS 123R requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123R applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first fiscal year or interim period beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management does not expect adoption of SFAS 123R to have a material impact on our financial statements.

Recent Pronouncements

On October 6, 2005, the FASB issued FASB Staff Position No. FAS 13-1, "Accounting for Rental Costs Incurred During a Construction Period'' ("FSP 13-1''). FSP 13-1 is effective for the first reporting period beginning after December 15, 2005. FSP 13-1 states that rental costs associated with operating leases must be recognized as rental expense allocated on a straight-line basis over the lease term, which includes the construction period. We had no construction projects in the prior periods and will adopt this accounting on a prospective basis.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosure about fair value measurements. Management does not expect adoption of SFAS 157 to have a material impact on the Company's financial statements.

We believe that any estimates or assumptions we have made in the past have been accurate. We do not anticipate that any estimate or assumption is likely to change in the future. We also believe that due to the nature of our business there should not be any change to our accounting policies in the future.

Results of Operations

The following analysis shows operating statistics for the nine months ended September 30, 2006 and 2005 and the years ended December 31, 2005 and 2006:
Operating Statistics
For the nine months ended September 30, 2006 and 2005

	2006		2005
Revenues:	Amount	As a Percentage of Total Revenue	Amount	As a Percentage of Total Revenue
Restaurant sales	$360,947	48.19%	$369,208	65.83%
Franchise fees and royalties	388,057	51.81%	191,666	34.17%
Total revenue	749,004	100.00%	560,874	100.00%

Operating costs and expenses:
Restaurant:
Cost of sales	142,005	39.34%	139,350	37.74%
Labor	138,523	38.38%	123,213	33.37%
Occupancy	58,787	16.29%	54,776	14.84%
Other operating cost	50,351	13.95%	43,250	11.71%
Total restaurant operating expenses	389,666	107.96%	360,589	97.66%

Franchise and general:		As a Percentage of Franchise Fees and Royalties		As a Percentage of Franchise Fees and Royalties
Cost of sales	70,376	18.14%	15,967	8.33%
General and administrative	1,251,429	322.49%	512,295	267.29%
Depreciation	13,000	3.35%	9,070	4.73%
Total franchise and general expenses	1,334,805	343.98%	537,332	280.35%

		As a Percentage of Total Revenue		As a Percentage of Total Revenue
Total operating costs and expenses	1,724,470	230.24%	897,921	160.09%

(Loss) from operations	(975,467)	-130.24%	(337,047)	-60.09%

Other income and (expense):
Other income	54,220	7.24%	41,586	7.41%
Interest income (expense)	14,663	1.96%	(2,153)	-0.38%
Total other income and (expense)	68,883	9.20%	39,433	7.03%
Net income (loss)	$(906,584)	-121.04%	$(297,614)	-53.06%

Operating Statistics
For the Years Ended December 31, 2005 and 2004

	2005		2004
Revenues:	Amount	As a Percentage of Total Revenue	Amount	As a Percentage of Total Revenue
Restaurant sales	$485,708	60.86%	$—
Franchise fees and royalties	312,322	39.14%	194,856	100.00%
Total revenue	798,030	100.00%	194,856	100.00%

Operating costs and expenses:
Restaurant:		As a Percentage of Restaurant Sales		As a Percentage of Restaurant Sales
Cost of sales	184,913	38.07%	—
Labor	164,689	33.91%	—
Occupancy	67,840	13.97%	—
Other operating cost	50,724	10.44%	—
Total restaurant operating expenses	468,166	96.39%	—

Franchise and general:		As a Percentage of Franchise Fees and Royalties		As a Percentage of Franchise Fees and Royalties
Cost of sales	42,487	13.60%	22,653	11.63%
General and administrative	764,657	244.83%	477,885	245.25%
Depreciation	12,090	3.87%	9,247	4.75%
Total franchise and general expenses	819,234	262.30%	509,785	261.63%

		As a Percentage of Total Revenue		As a Percentage of Total Revenue
Total operating costs and expenses	1,287,400	161.32%	509,785	261.62%

(Loss) from operations	(489,370)	-61.32%	(314,929)	-161.62%

Other income and (expense):
Other income	60,683	7.60%	27,195	13.96%
Interest income (expense)	(2,853)	-0.36%	-	0.00%
Total other income and (expense)	57,830	7.24%	27,195	13.96%
Net income (loss)	$(431,540)	-54.08%	$(287,734)	-147.66%

Nine months ended September 30, 2006 compared to the nine months ended September 30, 2005

The components of revenue are restaurant sales for company owned restaurants and royalties and franchise fees for our franchise operations. During the nine months ended September 30, 2006, restaurant sales for our company store decreased $8,261 (2.2%) from $369,208 in 2005 to 360,947 in 2006. The decrease was primarily a result of complementary meals given away in order to test new sandwich concepts in 2006. We closed this company store in November 2006 and will open a new store located within 10 miles in early 2007.

During the nine months ended September 30, 2006, franchise fees and royalties increased $196,391 (102%) to $388,057 from $191,666. in 2005. This increase is due to the larger number of franchises sold and the number of opened franchised restaurants in 2006. Initial franchise fees are recognized as revenue when all material services and conditions required to be performed by us have been substantially completed, which is generally when the restaurant opens. For the nine months ended September 30, 2006 we recognized franchise fees of $105,000. This represented four locations opened during this period. For the nine months ended September 30, 2005 we recognized franchise fees of $30,000 which represented one restaurant opened during that period.

Deferred franchise revenue, which is not included in the statement of operations, increased $555,000 (264%), from $250,000 at December 31, 2005 to $765,000 at September 30, 2006. Deferred franchise revenue represents franchise fees paid to us for restaurants which have not yet opened. Until the restaurant is opened, no revenue is recognized, but cash is available to us for start-up costs. Royalty fees increased by $56,902 (36.5%) from $155,779 in 2005 to $212,681 in 2006 primarily as a result of more franchise locations open during the period ended September 30, 2006 as compared to the same period in 2005. For the period ended September 30, 2006, we had 14 franchise locations. Two of those locations opened towards the end of the period and did not have a significant effect on royalty income. For the period ended September 30, 2005 we collected revenue from seven locations.

There are two main components of operating expenses, restaurant operating expenses and franchising and general expenses. Restaurant operating expenses increased by $29,077 (8.1%) to $389,666 in the 2006 period from $360,589 in the 2005 period. As a percentage of restaurant sales, restaurant operating expenses increased 10.3%. Labor costs increased $15,310 (12.4%) from $123,213 in 2005 to $138,523 in 2006 and 4.24% as a percentage of restaurant sales. The increase is primarily due to utilizing outside human resource services. Occupancy costs increased $4,011 (7.3%) from $54,776 in 2005 to $58,787 in 2006 and 1.4% as a percentage of restaurant sales. For the most part occupancy costs are fixed. Common area maintenance costs (“CAM”) vary from year to year. CAM which are included in occupancy costs increased by approximately $5,600 and real estate taxes also included in the occupancy cost increased approximately $1,000 for the period ended September 30, 2006 as compared to the same period in the prior year. Other operating costs increased $7,101 (16.4%) from $43,250 in 2005 to $50,351 in 2006 primarily as a result of increases in professional fees and increased cost for processing credit cards.

The following table sets forth details of the costs which make up general and administrative expenses and the differences for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005.

	2006	2005	Difference
Personnel cost	$496,870	$135,345	$361,525
Professional fees	391,622	86,189	305,433
Travel and entertainment	120,090	59,145	60,945
Marketing, advertising, promotion	78,275	92,778	(14,503)
Rent	46,972	32,630	14,342
Office supplies and expenses	25,619	23,041	2,578
Communication	28,136	27,529	607
Other general and administrative expenses	63,845	55,638	8,207
Total general and administrative expenses	$1,251,429	$512,295	$739,134

General and administrative expense increased $739,134 (144%) from $512,295 for the nine months ended September 30, 2005 to $1,251,439 for the nine months ended September 30, 2006. The increase relates to the increased number of franchises and our increased activity in seeking out new franchisees. We increased the number of employees from three to 16 and had an increased personnel cost of $361,525 (267%) from $135,345 in 2005 to $496,870 in 2006. Professional fees, which are comprised of legal, accounting and consulting fees, increased $305,433 (354%) from $86,189 in 2005 to $391,622 in 2006. The $305,433 increase included a $279,456 increase in consulting fees, a $15,229 increase in accounting fees and a $10,748 increase in legal fees. We paid $225,000 of consulting fees in common stock in lieu of cash. We do not anticipate continuing increases in consulting fees. However, we do expect higher legal and accounting fees as a result of becoming a public company. Travel and entertainment cost increased $60,945 (103%) from $59,145 in 2005 to $120,090 in 2006. We believe that these costs will increase in future periods as we and our franchisees continue to open more restaurants. Our franchisees pay an advertising fee equal to 2% of the gross revenue of the franchised restaurants they operate. Our accounting policy is to offset the amounts collected from the franchisees against actual advertising expenses. The amount collected for the nine months ended September 30, 2006 was $93,039 as compared to $59,334 in the 2005 period. Actual expenses for the nine month period ended September 30, 2006 were $171,314 as compared to $152,112 for the nine month period ended September 30, 2005. This increase was primarily due to increased marketing efforts to attract new franchisees. We anticipate marketing, advertising and promotion expenses to increase at this rate. Other general and administrative expenses increased across the board as our business grew and were anticipated.

The net loss for the nine months ended September 30, 2006 was $906,584 compared to a loss of $297,614 for the same period in 2005 for an increased loss of $608,970. The loss from operations was $975,467 for the nine months ended September 30, 2006 compared to loss from operations of $337,047 for the nine months ended September 30, 2005, the increase in the loss from operations was primarily due to increased payroll expenses and increases in other operating expenses.

Year ended December 31, 2005 compared to the year ended December 31, 2004.

For the twelve months ended December 31, 2005 total revenue increased $603,174 (309%) from $194,856 in 2004 to $798,030 in 2005. For the twelve months ended December 31, 2005, restaurant sales increased by $485,708 over the same period in 2004. This increase is the result of not owning a restaurant in 2004. For the year ended December 31, 2005, franchise fees and royalties increased $117,466 (60.3%) over the same period in 2004. The increase relates directly to the number of franchises sold and the number of opened franchised restaurants. For the year ended December 31, 2005, we recognized franchise fees of $60,000. This represented two locations opened during this period. During the period ended December 31, 2004 we recognized franchise fees of $85,000. This represented three locations opened in 2004. Although our franchise fees declined by approximately $25,000 from 2004 to 2005, deferred franchise revenue (not included in the statement of operations) increased $160,000, from $90,000 at December 31, 2004 to $250,000 at December 31, 2005. At December 31, 2005 there were deferred fees for nine new locations. Royalty fees increased approximately $122,600 as a result of more operating locations in 2005 than in 2004. At December 31, 2005 there were 12 operating locations compared to nine operating locations at December 31, 2004.

Operating expenses for the year ended December 31, 2005 increased from $509,785 to $1,287,400 (153%). Approximately $468,166 of the increase related to costs and expenses of the restaurant operations which began operation in 2005. Cost of sales relates to product sales which increased in the same amount as product sales

The following table sets forth details of the costs which make up general and administrative expenses and the differences for the year ended December 31, 2005 as compared to December 31, 2004.

	2005	2004	Difference
Marketing, advertising, promotion	$151,846	$23,152	$128,694
Professional fees	124,047	50,984	73,063
Personnel cost	202,950	145,050	57,900
Travel and entertainment	132,691	128,731	3,960
Rent	46,387	43,755	2,632
Office supplies and expenses	38,737	32,747	5,990
Communication	33,528	31,645	1,883
Other general and administrative expenses	34,471	21,821	12,650
Total general and administrative expenses	$764,657	$477,885	$286,772

General and administrative expenses increased $286,772 (60%) from $477,885 for the year ended December 31, 2004 to $764,657 for the year ended December 31, 2005. The increase related to the increased number of franchises and our increased activity in seeking new franchisees. Our franchisees pay an advertising fee equal to 2% of the gross revenue of the franchised restaurants they operate. Our accounting policy is to offset the amounts collected from the franchisees against actual advertising expenses. The amount collected for the year ended December 31, 2005 was $75,483 as compared to $52,613 for the year ended December 31, 2004. Actual expenses for the year ended December 31, 2005 were $227,329 as compared to $75,765 for the year ended December 31, 2004. This increase was primarily due to increased marketing efforts to attract new franchisees and an increase in advertising resulting from a greater number of markets. Consulting fees, accounting fees and legal fees included in professional fees accounted for $58,077, $10,113 and $4,873 of the increase respectively. We expect higher legal and accounting fees as a result of becoming a public company. In order to service our increased number of operating locations and to continue to increase the number of franchises, we hired more employees. The number of employees, not including restaurant employees, increased from three at December 31, 2004 to seven at December 31, 2005. This resulted in increased personnel cost of $57,900 (39.9%) from $145,050 in 2004 to $202,950 in 2005. Other general and administrative expenses increased across the board as our business grew and were anticipated.

The net loss for the year ended December 31, 2005 was $431,540 compared to a loss of $287,734 for the same period in 2004 for an increased loss of $143,806. The loss from operations was $489,370 in the year ended December 31, 2005 compared to $314,929 for the year ended December 31, 2004. The increase in the loss from operations of $180,441 was primarily due to increased payroll expenses and increases in other operating expenses. In addition, we reflected $63,830 of vendor rebates as other income in fiscal 2005 versus $27,195 in fiscal 2004 which increase reflects our growth in purchasing.

Liquidity and Capital Resources

As of September 30, 2006.

At September 30, 2006 we had working capital of $990,711, as compared to a working capital deficit of $218,814 at December 31, 2005. This increase in working capital during the nine months ended September 30, 2006 was due to $2,000,000 raised in our 2006 private placement offset by net losses. During the nine months ended September 30, 2006, we used cash in operating activities of $176,709 as compared to $127,846 for the same period in 2005. We also used cash for the acquisition of assets in the amount of $36,661 in 2006 and $12,162 in 2005. We receive payments from franchisees when they sign a franchise agreement. We do not include payments in revenue until such time as the franchisee opens the restaurant. The amount recorded as deferred revenue at September 30, 2006 was $765,000, an increase of $515,000 compared to December 31, 2005. Although not recorded as revenue, these payments provide working capital.

Other current assets such as accounts receivable, prepaid expenses and inventories increased as a result of increased business. All the increases were planned. Accordingly accounts payable increased also as a result of increased business. Deferred franchise revenue increased significantly.

Investing activities, primarily acquisition of property and equipment, used $36,661 in the nine months ended September 30, 2006 and $12,162 in 2005.

The sale of 8,000,000 shares (at $.25 per share) provided $2,000,000 of cash in the nine months ended September 30, 2006 compared to the sale of 3,598,769 shares (at an average of $.06 per share) which provided $210,000 of capital in 2005.

As of December 31, 2005 and 2004.

At December 31, 2005 we had a working capital deficit of $218,814, as compared to a working capital deficit of $18,193 at December 31, 2004. The increase of $200,621 in working capital deficit is primarily due to increased operating activities and losses.

For the year ended December 31, 2005, we used cash of approximately $188,400 as compared to $159,800 for 2004. As previously stated, we receive payments from franchisees when they sign a franchise agreement and do not include payments in revenue until such time as the franchisee opens the restaurant. The payments not recorded as revenue at December 31, 2005 were $250,000, an increase of $160,000 compared to December 31, 2004. These payments provided us with working capital.

Investing activities, primarily the acquisition of property and equipment was approximately $12,900 in 2005 as compared to $14,800 in 2004.

In 2005, financing activities, primarily the sale of our equity of $432,500 net of redemption of $197,500 provided approximately $231,200 in cash. In 2004, financing activities, primarily borrowing, provided approximately $150,000 in cash. Later in 2004, we repaid the debt with the issuance of 4,993,015 shares.

At December 31, 2005, we had contractual obligations for operating leases of approximately $320,900, $94,200 due in less than one year and $226,700 due in one to three years. Subsequent to December 31, 2005 we entered into new leases. As of December 1, 2006, our aggregate minimum requirements under non-cancelable leases are as follows:

2006	$21,514
2007	235,926
2008	239,594
2009	221,573
2010	159,549
2011	160,990
Later years	630,764
$1,669,910

Summary-At September 30, 2006, we had cash of $1,709,339 and working capital of $990,711. Included in working capital was $765,000 of franchise fees not recorded as revenue. Even assuming no funds are raised by the Company in this offering, we believe we have current and available capital resources sufficient to fund our planned operations for a period of not less than twelve months, including our expansion to 30 restaurants.

However, we need proceeds from our current offering to further increase the numbers of franchises, open several additional Company stores, increase marketing for our restaurants, develop our brand name and develop new and limited time offer menu items. We may also use the proceeds of this offering to fund other working capital needs, including SEC compliance and related public company costs.

We have certain tentative allocations made if less than $5,000,000 in proceeds is raised in the offering as set forth in the chart below. At 75% of maximum proceeds, we would reduce the number of Company owned stores planned and would have significantly less working capital available. At 50% of the maximum proceeds, we would reduce marketing expenses and the opening of new company stores significantly and have only $800,000 of general working capital available from the offering. Finally, at 25% of the maximum proceeds, our growth plans would be significantly curtailed: only $200,000 would be allocated to marketing, only one Company store would be budgeted and working capital from the offering would only be $275,000.

	At the	At 75%	At 50%	At 25%
	Maximum	Maximum	Maximum	Maximum
	Offering	Offering	Offering	Offering

Marketing and sales	$500,000	$400,000	$300,000	$200,000
Open new company stores	2,400,000	1,800,000	900,000	300,000
Set up of bakery	300,000	300,000	300,000	300,000
Purchase of office equipment	50,000	50,000	50,000	25,000
Working capital	1,600,000	1,050,000	800,000	275,000
Net Proceeds	$4,850,000	$3,600,000	$2,350,000	$1,100,000

The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our efforts. The chart represents our best estimate of our allocation of the net proceeds of this offering based upon current plans and estimates regarding anticipated expenditures. Actual expenditures may vary substantially from these estimates, and we may find it necessary or advisable to reallocate the net proceeds within the above-described uses or for other purposes.

Our need to raise additional equity or debt financing and our ability to generate cash flow from operations will depend on the results of this offering, our future performance and our ability to successfully implement our stated business and growth strategies. Our results of operations will also be affected by prevailing economic conditions. Many of these factors are beyond our control. If the proceeds of the offering are smaller or are insufficient to fund the implementation of our business plan (due to a change in our plans or a material inaccuracy in our assumptions, or as a result of unanticipated expenses, or other unanticipated problems), we will be required to seek additional financing sooner than currently anticipated in order to proceed with such implementation. In the event that we need additional capital and are unable to do so, we could t be left without sufficient liquidity.

At present, we have not attempted to secure debt financing. We believe that asset based financing on new equipment purchased for new Company owned restaurants would be available to us. Non-asset based financing is more likely to be available to us if our common stock is listed on the OTC Bulletin Board. Once we are listed, we may be able to borrow in the form of a convertible debenture; but we believe this financing would be unfavorable. If we are unable to raise money through sale of equity and we wish to pursue our expansion, we could be forced to consider a convertible debenture financing.

We have issued common stock to our consultants and professional services providers in lieu of cash payments for these services. We plan to continue this practice to conserve our cash to pay for operations, product development and inventory.

 At September 30, 2006, we had no obligations that would qualify to be disclosed as off-balance sheet arrangements.

Employees

As of December 1, 2006, we had 28 full time employees and one part time employee. Management believes that our relationship with our employees is good. We intend to hire additional employees in the near future as we expand.

DESCRIPTION OF PROPERTY

Our corporate headquarters are currently conducted in Denver Colorado. Our corporate headquarters is located at 90 Madison Street, Suite 700; we recently expanded to 4,700 square feet. Our rent is $6,659/month and the remaining lease term is three years.

We had a business training center in Lakewood, Colorado with a lease ending in November 2006. We are replacing this facility with a larger 3,000 square foot facility at 1298 Broadway, Denver, Colorado. This Broadway facility includes a bakery which will service area franchisees; we expect to open in March 2007. Rent is $12/square foot for five years and $14/square foot for years six to ten. There are further increases for an additional ten year optional extension.

In order to support new franchisees in a wider geographic area, we are opening two additional Company stores in the next several months. The first new Company location is 2041 square feet in Ashburn, Virginia where we have a ten year lease at $6,293/month. An additional renewal has been negotiated. Our second new Company store will be in Chicago, Illinois at 2312 Lincoln Avenue. Rent for year 1 is $3,663/month with scheduled increases to $4,123 in year five with an additional five year renewal option. The property is 1628 feet of ground floor space and 1200 feet of basement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Two of our officers, Anthony Walker and Kevin Morrison were also the founders and sole members of Spicy Pickle, LLC. Spicy Pickle, LLC created the Spicy Pickle restaurant concept and its primary business was the operation of the three original Spicy Pickle restaurants. During each of 2004 and 2005, one of these three original restaurants was sold to unrelated parties, who then entered into franchise agreements with us. No initial franchise fees were charged to our initial franchisees.

On January 1, 2005, we acquired the remaining Spicy Pickle restaurant from Spicy Pickle, LLC for $40,000. The purchase price was payable in the form of a $40,000 promissory note which bears interest at 7%, is secured by substantially all of the restaurant assets, and is due in installments of $10,000 in January 2006 and $30,000 in January 2007.

In 2004, we issued a total of 3,025,696 shares to a firm that provided branding services to us; one of our directors, Mr. Glen Morey, was a principal in such firm. The shares were valued at $144,000. In addition to the equity issued for services, we also paid $22,500 and $30,000 to this service provider during 2005 and 2004 respectively. Such firm is no longer a shareholder and Mr. Morey is no longer a director.

In late 2004, Mr. Geman borrowed $35,000 from us without interest which was repaid in total by March 2005.

In 2006, Mr. Tinter, our Chief Financial Officer, received 100,000 shares from us as payment for financial consulting services he provided prior to being employed by the Company as its CFO.

EXECUTIVE COMPENSATION

The following table sets forth, for the last two fiscal years and 2006, the compensation earned for the services rendered in all capacities by our executive officers. The individuals in the table will be hereinafter referred to as the "Named Officers."

SUMMARY COMPENSATION TABLE
						Long Term Compensation
			Annual Compensation			Awards			Payouts
(a)	(b)		(c)	(d)	(e)	(f)		(g)	(h)	(i)
Name and Principle Position	Year		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)		Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Marc Geman	2006 2005 2004	(1)	(1) 24,000 —	$90,000 — —	— — —	— 1,027,750 —	(2)	— — —	— — —	— — —
Anthony Walker	2006 2005 2004	(3)	(3) — —			— —		— — —	— — —	— — —
Kevin Morrison	2006 2005 2004	(4)	(4) (4) —			— —		— — —	— — —	— — —

(1)
Mr. Geman’s annual salary was $24,000 per annum until June 5, 2006 when it was increased to $85,800 per year for the period until August 14, 2006. At August 14, 2006, he received an additional increase to $150,000 per annum. Under Mr. Geman’s employment agreement, an increase to $360,000 per annum will be implemented if certain conditions are met.

(2)	Initially issued as 5,000 membership units which was converted to 1,027,750 shares on September 19, 2006 when we converted from a limited liability company to a corporation.
(3)
Mr. Walker’s annual salary was $27,000 per annum from January 17, 2006 until June 5, 2006 when it was increased to $72,000 per annum. In September 2006 his salary increased to $109,000 per annum. Under Mr. Walker’s employment agreement, an increase to $150,000 per annum will be implemented if certain conditions are met.

(4)
Mr. Morrison’s annual salary was $18,000 per annum from December 5, 2005 until May 31, 2006 when it was increased to $62,400 per annum. In September 2006 his salary increased to $80,000 per annum. Under Mr. Morrison’s employment agreement, an increase to $150,000 per annum will be implemented if certain conditions are met.

Employment Agreements

We have an employment agreement with our CEO, Marc Geman. His base salary will initially be $150,000 per annum which will increase to $360,000 per annum on the earlier of (i) our receipt of additional equity funding of at least $3,000,000 or (ii) Spicy Pickle having 37 restaurants open for business including any company restaurants. The term is for three years and ends on August 13, 2009. If Mr. Geman is terminated without cause or resigns with good reason (as defined in his agreement, which good reason includes a change in control), then he receives a lump sum payment of his salary for a 12 month period as severance.

We have an employment agreement with our Chief Operating Officer, Anthony Walker. His base salary will initially be $109,000 per annum which will increase to $150,000 per annum on the earlier of (i) our receipt of additional equity funding of at least $3,000,000 or (ii) Spicy Pickle having 37 restaurants open for business including any company restaurants. The term is for two years and ends on August 13, 2008. If Mr. Walker is terminated without cause or resigns with good reason (as defined in his agreement, which good reason includes a change in control), then he receives a lump sum payment of his salary for a 12 month period as severance.

We have an employment agreement with our Chief Culinary Officer, Kevin Morrison. His base salary will initially be $80,000 per annum which will increase to $150,000 per annum on the earlier of (i) our receipt of additional equity funding of at least $3,000,000 or (ii) Spicy Pickle having 37 restaurants open for business including any company restaurants. The term is for two years and ends on August 13, 2008. If Mr. Morrison is terminated without cause or resigns with good reason (as defined in his agreement, which good reason includes a change of control), then he receives a lump sum payment of his salary for a 12 month period as severance.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the reporting periods, there were no "reportable events" as such item is described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to the financial statements.

During the reporting periods, we did not consult with Gordon, Hughes & Banks, LLP with respect to the financial statements regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements, (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K) or a "reportable event" (as such term is described in Item 304(a)(1)(v) of Regulation S-K), or (iii) any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

At present, our securities are not traded publicly. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. We plan to have our shares quoted and traded on the OTC Bulletin Board once our registration statement has been declared effective by the Securities and Exchange Commission. We cannot guarantee that we will obtain trading status on the OTC Bulleting Board. A market maker sponsoring a company's securities is required to obtain trading status of the securities quoted on any of the public trading markets, including the OTC Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for trading on the OTC Bulletin Board.

A purchaser of shares may, therefore, find it difficult to resell the securities offered herein should he or she desire to do so when eligible for public resale. Furthermore, the shares are not marginable and it is unlikely that a lending institution would accept our common stock as collateral for a loan.

Holders

We currently have approximately 53 record holders of our common stock.

Dividends

We have not paid any cash dividends and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

Transfer Agent

Our transfer agent, Computershare Trust Company, is located at 350 Indiana Street #800 Golden, CO 80401 and its phone number is (303) 262-0600.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. We will file an annual report on Form 10K-SB and quarterly reports on Form 10QSB with the SEC as well as other required SEC filings. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street NE., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street NE Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) where you can access that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. the Company free of charge. We will also make copies of our SEC filings available free of charge on our website, www.spicypickle.com.

43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members
Spicy Pickle Franchising, LLC
Denver, Colorado

We have audited the balance sheets of Spicy Pickle Franchising, LLC as of December 31, 2005 and 2004, and the related statements of operations, cash flows and changes in members’ equity (deficit) for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spicy Pickle Franchising, LLC at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
August 29, 2006

Spicy Pickle Franchising, LLC
Balance Sheets
December 31, 2005 and 2004

	2005	2004
Assets
Current assets:
Cash and cash equivalents	$29,882	$—
Restricted cash	6,245	—
Accounts receivable, trade	30,993	19,949
Accounts receivable, related party	1,750	35,000
Prepaid expenses and other current assets	5,794	46,339
Inventories	31,326	3,124
Total current assets	105,990	104,412

Property and equipment, at cost, net	32,793	26,475

Deposits	8,705	8,275
Total assets	$147,488	$139,162

Liabilities and Members' Equity (Deficit)
Current liabilities:
Checks written in excess of deposits	$—	$3,831
Current portion of notes payable to related parties	10,000	—
Accounts payable, trade	45,383	14,902
Accounts payable, related parties	—	9,256
Accrued expenses and compensation	13,477	4,616
Deferred franchise revenue	250,000	90,000
Other	5,944	—
Total current liabilities	324,804	122,605

Long-term debt
Notes payable to related parties, less current portion	30,000	—
	354,804	122,605

Commitments and contingencies (Note 4)

Members' equity (deficit)
Contributed capital	781,209	573,542
Retained earnings (deficit)	(988,525)	(556,985)
Total members' equity (deficit)	(207,316)	16,557
Total liabilities and members' equity (deficit)	$147,488	$139,162

See accompanying notes to financial statements.

Spicy Pickle Franchising, LLC
Statements of Operations
Years Ended December 31, 2005 and 2004

	2005	2004
Revenues:
Restaurant sales	$485,708	$—
Franchise fees and royalties	312,322	194,856
Total revenue	798,030	194,856

Operating costs and expenses:
Restaurant:
Cost of sales	184,913	—
Labor	164,689	—
Occupancy	67,840	—
Other operating cost	50,724	—
Total restaurant operating expenses	468,166	—
Franchise and general:
Cost of sales	42,487	22,653
General and administrative	764,657	477,885
Depreciation	12,090	9,247
Total franchise and general expenses	819,234	509,785
Total operating costs and expenses	1,287,400	509,785

(Loss) from operations	(489,370)	(314,929)

Other income and (expense):
Other income	60,683	27,195
Interest expense	(2,853)	—
Total other income and (expense)	57,830	27,195

Net income (loss)	$(431,540)	$(287,734)

Per share information:
Basic and diluted (loss) per member unit	$(2.813)	$(2.198)
Basic and diluted weighted average units outstanding	153,432	130,936

Pro forma based upon conversion from member units to common shares
Basic and diluted (loss) per common share	$(0.014)	$(0.011)
Basic and diluted weighted average shares outstanding	31,536,149	26,913,912

See accompanying notes to financial statements.

Spicy Pickle Franchising, LLC
Statements of Members' Equity (Deficit)
Years Ended December 31, 2005 and 2004

	Contributed Capital		Accumulated
	Units	Amount	Deficit	Total
Balances, January 1, 2003	105,263	$2,000	$(269,251)	$(267,251)

Units issued for services	19,720	193,000	—	193,000
Conversion of debt to equity	24,291	378,542	—	378,542
Net (loss) for the year	—	—	(287,734)	(287,734)

Balances, December 31, 2004	149,274	573,542	(556,985)	16,557

Units issued for cash	15,572	432,500	—	432,500
Units redeemed	(9,872)	(197,500)	—	(197,500)
Assets purchase price in excess of net assets acquired	—	(27,333)	—	(27,333)
Net (loss) for the year	—	—	(431,540)	(431,540)
Balances, December 31, 2005	154,974	$781,209	$(988,525)	$(207,316)

See accompanying notes to financial statements.

Spicy Pickle Franchising, LLC
Statements of Cash Flows
Years Ended December 31, 2005 and 2004

	2005	2004
Cash flows from operations:
Net (loss)	$(431,540)	$(287,734)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation	19,235	9,247
Non-cash professional services	42,000	151,000
Changes in operating assets and liabilities:
Restricted cash	(6,245)	—
Accounts receivable , trade	(11,044)	(17,988)
Accounts receivable, related party	33,250	(35,000)
Prepaid expenses and other	(1,455)	(3,227)
Inventories	(28,202)	(3,124)
Deposits	(430)	3,275
Accounts payable, trade	30,481	(3,679)
Accounts payable, related parties	(9,256)	6,890
Accrued expenses and compensation	8,861	494
Deferred franchise revenue	160,000	20,000
Other liabilities	5,944	—
Net cash (used in) operating activities	(188,401)	(159,846)
Cash flows from investing activities:
Acquisition of property and equipment	(12,886)	(14,790)
Net cash (used in) investing activities	(12,886)	(14,790)
Cash flows from financing activities :
Checks written in excess of deposits	(3,831)	3,831
Proceeds from issuance of long term debt	—	150,000
Proceeds from issuance of membership units	432,500	—
Redemption of membership units	(197,500)	—
Net cash provided by financing activities	231,169	153,831
Net increase (decrease) in cash and cash equivalents	29,882	(20,805)
Cash and cash equivalents, beginning of the period	—	20,805
Cash and cash equivalents, end of the period	$29,882	$—

Supplemental cash flows information:
Convertible notes payable and accrued interest
exchanged for ownership interests	$—	$378,542
Ownership interests issued for prepaid services	$—	$42,000
Notes payable issued for net assets acquired	$40,000	$—

See accompanying notes to financial statements.

Spicy Pickle Franchising, LLC
Notes to Financial Statements

1. Nature of Business

Spicy Pickle Franchising, LLC ("Spicy Pickle" or the "Company”) was organized in the State of Colorado on January 14, 2003 and is engaged in the business of marketing and franchising Spicy Pickle restaurants, which specialize in fast casual food featuring fresh, made-to-order, premium submarine style, deli and panini sandwiches, salads, soups and soft drinks. Through December 31, 2005, the Company has signed twenty-one franchise agreements with eighteen franchisees. Eleven of the twenty-one franchisee owned stores were open as of December 31, 2005. The stores are located in various states including Colorado, California, Kentucky, and Oregon. The Company continues to interview prospective franchisees and relies on the cash deposits from the franchise sales as well as royalty fees from the existing stores to support the expenses of the business.

Beginning in January 2005, the Company began operating one Spicy Pickle restaurant.

2. Summary of Significant Accounting Policies

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable
Accounts receivable consists primarily of amounts billed to franchisees for logo items and expenses advanced on behalf of the franchisees. The Company makes its best estimate of the amounts of probable credit losses in the Company’s existing accounts receivable and provides for such loss as an allowance for doubtful accounts. At December 31, 2005 and 2004 the Company determined that no allowance for doubtful accounts was necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

Inventories
Inventories are stated at the lower of cost or market, with cost being determined on the first-in, first-out method. Inventories include logo items to be sold to franchisees and the inventory of the one Company owned restaurant.

Property and equipment
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the related reasonably assured lease term. The estimated useful lives used for financial statement purposes are:

Computer software and equipment	3 years
Furniture and fixtures	5 to 7 years
Kitchen equipment	5 years
Office equipment	5 years
Leasehold improvements	5 years

Maintenance and repairs of property and equipment are charged to operations. Major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment the cost and accumulated depreciation are eliminated from the accounts and any gain or loss is included in operations.

Spicy Pickle Franchising, LLC
Notes to Financial Statements
(Continued)

Long-Lived Assets
In accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Asset” (“SFAS 144”), long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on the Company’s analysis, no impairment charges were recognized for the years ended December 31, 2005 and 2004.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected undiscounted future cash flows from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized and measured using the asset’s fair value.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Credit Risks
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and trade accounts receivable. The Company’s receivables are primarily from its franchisees. To the extent our franchisees face similar economic conditions, the Company is exposed to a concentration of credit risk.

The Company’s cash is primarily in demand deposit accounts placed with federally insured financial institutions. Such deposit accounts at times may exceed federally insured limits.

Fair Value of Financial Instruments
The carrying value of the Company’s financial assets and liabilities, because of their short-term nature, approximates fair value.

Revenue Recognition
Initial Franchise Fees - The Company enters into franchise agreements, which grant franchisees the exclusive right to develop and operate businesses at certain locations. Initial franchise fees are recognized as revenue when all material services and conditions required to be performed by the Company have been substantially completed, which is generally when the business commences operations. Initial franchise fees were $60,000 and $85,000 for the years ended December 31, 2005 and 2004, respectively.

Royalty Fees - Pursuant to the franchise agreements, franchisees are required to pay royalties to the Company based on 5% of weekly gross sales as reported to the Company through the franchisees’ point of sales systems and are recognized as revenue in the period corresponding to the reported period. Royalty fees were $209,835 and $87,203 for the years ended December 31, 2005 and 2004, respectively.

Spicy Pickle Franchising, LLC
Notes to Financial Statements
(Continued)

Product Sales - The Company sells logo products to its franchisees. Sales are recognized when products are shipped to the franchisee. Product sales were $42,487 and $22,653 for the years ended December 31, 2005 and 2004, respectively.

Restaurant Sales - The Company records revenue from restaurant sales upon delivery of the related food and other products to customers.

Other Income
Other income consists primarily of rebates received from purveyors that supply products to the Company’s franchisees. The rebates are recorded when earned. Rebates which relate to the Company owned restaurant are offset against restaurant cost of sales.

Advertising Costs
Franchisees contribute to an advertising fund established by the Company a fee of up to 2% of the total amount of the Franchisees’ gross sales. The Company, at its discretion, may spend more or less than actual advertising receipts from the franchises. Advertising fees collected were $75,483 and $52,613 for the years ended December 31, 2005 and 2004, respectively. These fees are offset against advertising expenses which are recognized when incurred. The Company incurred advertising expense of $227,329 and $75,765 in 2005 and 2004, respectively including those from the advertising fund and the Company’s own advertising expenses. The net amounts reflected in the financial statements are $151,846 and $23,152 in 2005 and 2004, respectively.

Income Taxes
No provision for income taxes has been made in the accompanying financial statements, as taxable income or losses are reportable on the tax returns of the members of the Company.

Rent Expense
The Company recognizes rent expense on a straight-line basis over the reasonably assured lease term as defined in SFAS No. 98, "Accounting for Leases.'' In addition, certain of the Company's lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing at a date other than the date of initial occupancy. The Company includes any rent escalations and construction period and other rent holidays in its determination of straight-line rent expense. Therefore, rent expense for new locations is charged to expense beginning with the start of the construction period.

Equity Based Compensation
As of December 31, 2005 the Company did not have any stock-based compensation plans.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" (“SFAS 123R”). SFAS 123R amends SFAS No. 123, "Accounting for Stock-Based Compensation," and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS 123R requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123R applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first fiscal year or interim period beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management does not expect adoption of SFAS 123R to have a material impact on the Company's financial statements.

Spicy Pickle Franchising, LLC
Notes to Financial Statements
(Continued)

Reclassifications
Certain reclassifications have been made to the 2004 financial statements to conform to the 2005 financial statement presentation. Such reclassifications have no effect on financial position or net loss as previously reported.

Recent Pronouncements
On October 6, 2005, the FASB issued FASB Staff Position No. FAS 13-1, "Accounting for Rental Costs Incurred During a Construction Period'' ("FSP 13-1''). FSP 13-1 is effective for the first reporting period beginning after December 15, 2005. FSP 13-1 states that rental costs associated with operating leases must be recognized as rental expense allocated on a straight-line basis over the lease term, which includes the construction period. The Company had no construction projects in the prior periods and will adopt this accounting on a prospective basis.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosure about fair value measurements. Management does not expect adoption of SFAS 157 to have a material impact on the Company's financial statements.

3. Property and Equipment

Major classes of property and equipment consist of the following:

	2005	2004
Computer software and equipment	$28,014	$25,090
Furniture and fixtures	14,942	4,815
Kitchen equipment	7,774	—
Office equipment	7,465	7,465
Leasehold improvements	4,728	—
	62,923	37,370
Less: accumulated depreciation	(30,130)	(10,895)
	$32,793	$26,475

The Company recorded depreciation expense related to these assets of $19,235 and $9,247 in 2005 and 2004, respectively.

Spicy Pickle Franchising, LLC
Notes to Financial Statements
(Continued)

4. Commitments and Contingencies

The Company leases office space, as well as its restaurant location under non-cancelable operating leases, which both expire in 2006.

The aggregate minimum requirements under non-cancelable leases as of the date of renewal are as follows:

2006	$94,221
2007	80,453
2008	82,802
2009	63,423
$320,899

Rent expense for the years ended December 31, 2005 and 2004 was $114,226 and $43,755, respectively.

5. Notes Payable

During 2003, the Company entered into three separate credit facility arrangements, each of which provided for advances up to $125,000, or $375,000 in the aggregate. During 2004 and 2003, the Company was advanced $150,000 and $225,000 under the facilities. The credit facilities were guaranteed by three owners/members of the Company. Upon initial funding under the credit facilities, the lenders received a 5% ownership interest in the Company. Advances received under the credit facilities were convertible, in whole or in part, into membership interest in the Company at a price of $20,000 per 1% membership interest. During 2004, all amounts outstanding under the facilities, together with accrued interest of approximately $3,500, were converted into 24,291 units of equity.

The value of the interests granted to the note holders and the conversion rights contained in the credit facilities were determined by management to have a diminimus value when issued; accordingly, no accounting for the issuances is reflected in these financial statements.

6. Members’ Equity (Deficit)

In 2005, the Company raised $432,500 through the issuance of 15,572 member units and redeemed 9,872 member units for $197,500.

In 2004, in connection with an agreement to provide advertising services to the Company, a total of 14,720 member units were granted to a service provider. Advertising expense totaling $102,000 and prepaid advertising of $42,000 was recorded during 2004 for the grant of these ownership units. The owner of the service provider became a director of the Company in 2004. In addition to the units issued for services, the Company also paid approximately $83,780 and $47,800 to this service provider during 2005 and 2004.

Also during 2004, a manager of the Company received a grant of 5,000 ownership units for services rendered to the Company during 2004. Compensation expense in the amount of $49,000 was recorded to reflect the fair value of the grant.

Spicy Pickle Franchising, LLC
Notes to Financial Statements
(Continued)

Subsequent to the December 31, 2005 the Company converted from a Colorado limited liability company to a Colorado corporation (See Note 10).

7. Earnings Per Share Data

As stated above, the Company converted from a Colorado limited liability company to a Colorado corporation (see Note 10). Pro-forma share and per share data presented reflect the retroactive application of the conversion as if it occurred as of the earliest period presented.

Earnings per share is based on the weighted average number of units/shares outstanding during the period after consideration of the dilutive effect, if any, for unit/common stock equivalents, including unit/stock options, restricted units/stock, and other unit/stock-based compensation. Earnings per unit/common share are computed in accordance with SFAS No. 128 "Earnings Per Share,'' which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and dilutive securities outstanding during the year. There were no equivalents at December 31, 2005 and 2004.

8. Related Party Transactions

Two of the Company’s members are also the founders and sole members of Spicy Pickle, LLC, a Colorado limited liability company formed on March 8, 1999. Spicy Pickle, LLC created the Spicy Pickle restaurant concept and its primary business was the operation of the three original Spicy Pickle restaurants.

During each of 2004 and 2005, one of these three original restaurants was sold to unrelated parties, who then entered into franchise agreements with the Company. No initial franchise fees were charged to the new owners.

On January 1, 2005, the Company acquired the remaining Spicy Pickle restaurant from Spicy Pickle, LLC for $40,000. The purchase consideration consisted of a $40,000 promissory note which bears interest at 7%, is secured by substantially all of the restaurant assets, and is due in installments of $10,000 in January 2006 and $30,000 in January 2007. Due to the commonality of ownership of the Company and Spicy Pickle, LLC, the acquisition of the restaurant was recorded at the historical basis of the assets acquired of $12,667, with the excess purchase price of $27,333 reflected as a reduction of members’ equity.

During the year ended December 31, 2005, the Company rented a booth at a local events center from a partnership in which an officer and member of the Company is a partner. The partnership passed through the rent at the same rate it paid to the event center owner. The booth is used for primarily for marketing entertainment. The amount paid for the year ended December 31, 2005 was $33,806.

Spicy Pickle Franchising, LLC
Notes to Financial Statements
(Continued)

9. Business Segment information

The Company operates two business segments. The Company Restaurant Operations segment is comprised of the operating activities of the restaurant owned by the Company. The Company-owned restaurant conducts business under the Spicy Pickle name. This restaurant specializes in fast casual food featuring fresh, made-to-order, premium submarine style, deli and panini sandwiches, salads, soups and soft drinks.

The Franchise Operations segment is comprised of the operating activities of the franchise business unit which licenses qualified operators to conduct business under the Spicy Pickle name and also of the costs to monitor the operations of these restaurants. Under the terms of the agreements, the licensed operators pay royalties and fees to the Company in return for the use of the Spicy Pickle name.

The following table sets forth certain restaurant data relating to Company owned and franchise operated restaurants:

	2005	2004
Number of restaurants:

Company-owned:
Beginning of period	—	—
Restaurants purchased from franchisee	1	—
End of period	1	—
Franchise operated:
Beginning of period	9	5
Restaurants opened	3	4
Restaurant sold to Company	(1)	—
Restaurants closed	(1)	—
End of period	10	9
System-wide:
Beginning of period	9	5
Restaurants opened	3	4
Restaurants closed	(1)	—
End of period	11	9

Spicy Pickle Franchising, LLC
Notes to Financial Statements
(Continued)

The accounting policies applicable to each segment are consistent with those described in Note 2, "Summary of Significant Accounting Policies.'' Segment information related to the Company's two business segments follows:

	2005	2004
Revenues:
Company restaurants operations	$485,708	$—
Franchise operations	312,222	194,856
Total Revenues	$873,513	$194,856

Segment profit (loss):
Company restaurants operations	$17,542	$—
Franchise operations	(506,912)	(314,292)
Total segment profit (loss)	$(489,370)	$(314,929)
Depreciation and amortization (included in segment profit (loss):
Company restaurants operations	$7,145	$—
Franchise operations	12,090	9,247
Total depreciation and amortization	$19,235	$9,247

Capital expenditures:
Company restaurants operations	$40,000	$—
Corporate administration	12,886	14,790
Total capital expenditures	$52,886	$14,790

10. Subsequent Events (unaudited)

During the period of May through September 2006 the Company sold 38,920 membership units (8,000,000 shares) for an aggregate amount of $2,000,000. Expenses for the offering were $10,000 in cash and the issuance of 1,140,000 shares of common stock of the Company as converted to the corporate entity. In addition, the Company has agreed to file a registration statement with the Securities and Exchange Commission. The shares issued in connection with the private placement and certain other shares would be covered by the registration.

Spicy Pickle Franchising, LLC
Notes to Financial Statements
(Continued)

During September 2006, the Company converted from a Colorado limited liability company to a Colorado corporation. The Company is authorized to issue 200,000,000 shares of common stock with a par value of $.001 per share and 20,000,000 shares of preferred stock with a par value of $.001 per share. The Board of Directors of the Company may fix the designation, powers, preferences and rights of the preferred shares. Each outstanding membership unit was converted into 205.55 shares of common stock.

Subsequent to December 31, 2005, the Company approved the 2006 Stock Option Plan which reserves 7,500,000 shares of its common stock for issuance under the plan.

Subsequent to December 31, 2005, the Company entered into a new office lease and is obligated until September 2009.

Spicy Pickle Franchising, Inc.
(formerly Spicy Pickle Franchising, LLC)
Condensed Balance Sheets

	September 30,	December 31,
	2006 (Unaudited)	2005
Assets
Current assets:
Cash and cash equivalents	$1,709,339	$29,882
Restricted cash	—	6,245
Accounts receivable, trade	52,385	30,993
Accounts receivable, related party	—	1,750
Prepaid expenses and other current assets	77,190	5,794
Inventories	57,241	31,326
Total current assets	1,896,155	105,990
Property and equipment, at cost, net	52,054	32,793
Deposits	31,162	8,705
Deferred offering cost	97,173	—
Total assets	$2,076,544	$147,488

Liabilities and Members' Equity (Deficit)
Current liabilities:
Current portion of notes payable to related parties	$30,000	$10,000
Accounts payable, trade	92,861	45,383
Accrued expenses and compensation	11,639	13,477
Deferred franchise revenue	765,000	250,000
Other	5,944	5,944
Total current liabilities	905,444	324,804
Long-term debt
Notes payable to related parties	—	30,000
	905,444	354,804
Commitments and contingencies

Members’ equity (deficit)
Contributed capital		781,209
Retained earnings (deficit)		(988,525)
Total members’ equity (deficit)		(207,316)
Shareholders’ equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.001 par value, 200,000,000 shares authorized,
40,996,455 shares issued and outstanding	40,996	—
Additional paid in capital	1,264,370	—
Accumulated deficit	(134,266)	—
Total shareholders’ equity	1,171,100	—
Total liabilities and shareholders' or members' equity (deficit)	$2,076,544	$147,488

See accompanying notes to condensed financial statements.

Spicy Pickle Franchising, Inc.
(formerly Spicy Pickle Franchising, LLC)
Condensed Statements of Operations
Nine Months Ended September 30, 2006 and 2005
(Unaudited)

	2006	2005
Revenues:
Restaurant sales	$360,947	$369,208
Franchise fees and royalties	388,057	191,666
Total revenue	749,004	560,874

Operating costs and expenses:
Restaurant:
Cost of sales	142,005	139,350
Labor	138,523	123,213
Occupancy	58,787	54,776
Other operating cost	50,351	43,250
Total restaurant operating expenses	389,666	360,589
Franchise and general:
Cost of sales	70,376	15,967
General and administrative	1,251,429	512,295
Depreciation	13,000	9,070
Total franchise and general expenses	1,334,805	537,332
Total operating costs and expenses	1,724,471	897,921

(Loss) from operations	(975,467)	(337,047)

Other income and (expense):
Other income	54,220	41,586
Interest income (expense)	14,663	(2,153)
Total other income and (expense)	68,883	39,433

Net income (loss)	$(906,584)	$(297,614)

Per share information (Pro forma based upon conversion from member units to common shares in 2005)
Basic and diluted (loss) per common share	$(0.026)	$(0.009)
Basic and diluted weighted average shares outstanding	35,018,531	31,436,840

Basic and diluted (loss) per member unit		$(1.946)
Basic and diluted weighted average units outstanding		152,940

See accompanying notes to condensed financial statements

Spicy Pickle Franchising, Inc.
(formerly Spicy Pickle Franchising, LLC)
Condensed Statements of Cash Flows
Nine Months Ended September 30, 2006 and 2005
(Unaudited)

	2006	2005

Net cash (used in) operating activities	$(176,709)	$(127,846)

Cash flows from investing activities:
Acquisition of property and equipment	(36,661)	(12,162)
Net cash (used in) investing activities	(36,661)	(12,162)

Cash flows from financing activities :
Repayment of overdraft	—	(3,831)
Sale of membership units	2,000,000	210,000
Payment of deferred offering cost	(97,173)
Repayment of note payable to related party	(10,000)	—
Net cash provided by financing activities	1,892,287	206,169

Net increase in cash and cash equivalents	1,679,457	66,161
Cash and cash equivalents, beginning of the period	29,882	—

Cash and cash equivalents, end of the period	$1,709,339	$61,161

Supplemental cash flows information:
Notes payable issued for assets acquired		$40,000
Common shares issued for services	$285,000

See accompanying notes to condensed financial statements.

Spicy Pickle Franchising, LLC
(formerly Spicy Pickle Franchising, LLC)
Notes to Condensed Financial Statements
(Unaudited)

1. General

Spicy Pickle Franchising, LLC (“Spicy Pickle” or the “Company”) was organized in the State of Colorado on January 14. 2003 and is engaged in the business of marketing and franchising Spicy Pickle restaurants, which specialize in fast casual food featuring fresh, made-to-order, premium submarine, deli and panini sandwiches, salads, soups and soft drinks. Effective September 8, 2006, the Company converted from a Colorado limited liability company to a Colorado corporation.

2. Basis of Presentation of Interim Period

The accompanying unaudited financial statements at September 30, 2006 and 2005 have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial statements and Item 310(b) of Regulation SB. They do not include all of the information and footnotes for complete financial statements as required by GAAP. In management's opinion, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the period ended September 30, 2006 and 2005 presented are not necessarily indicative of the results to be expected for the full year, For further information, refer to the financial statements as of December 31, 2005 and 2004 and for the two years then ended, including notes thereto.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting periods. Actual results could differ from those estimates.

3. Per Share Information

As stated above, the Company converted from a Colorado limited liability company to a Colorado corporation. Shares, pro-forma shares and per share data presented reflect the retroactive application of the conversion as if it occurred as of the earliest period presented.

Earnings per share is based on the weighted average number of units/shares outstanding during the period after consideration of the dilutive effect, if any, for unit/common stock equivalents, including unit/stock options, restricted units/stock, and other unit/stock-based compensation. Earnings per unit/common share are computed in accordance with SFAS No. 128 "Earnings Per Share,'' which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and dilutive securities outstanding during the year. There were no equivalents outstanding at September 30, 2006 and 2005.

4. Income Taxes

No provision for income taxes has been made in the accompanying financial statements for the period ended September 30, 2005, as taxable income or losses are reportable on the tax returns of the members of the Company.

5. Deferred Offering Cost

Deferred offering cost includes amounts paid in connection with the Company’s current registration with the U.S. Securities and Exchange Commission. The costs include legal and accounting fees directly related to the registration.

6. Shareholders’ and Members’ Equity (Deficit)

The Company raised $2,000,000 through the issuance of 38,920 member units during the period ended September 30, 2006 and $175,000 through the issuance of 5,359 member units during the period ended September 30, 2005. In addition the Company issued 5,546 member units to non employees for services rendered. The Company recorded expenses in the amount of $225,000 for consulting services and $65,000 in deferred offering cost.

Effective September 8, 2006 the Company converted from a Colorado limited liability company to a Colorado corporation. At that date there were 199,400 membership units issued and outstanding. The member ship units converted to 40,996,455 shares of common stock. The total amount of members’ equity, included contributed capital and retained deficit, at that date was $1,305,366. As a result of the conversion the Company recorded $40,996 in common stock and $1,264,370 in additional paid in capital.

7. Business Segment Information

The Company operates two business segments. The Company Restaurant Operations segment is comprised of the operating activities of the restaurant owned by the Company. The Company-owned restaurant conducts business under the Spicy Pickle name. This restaurant specializes in fast casual food featuring fresh, made-to-order, premium submarine, deli and panini sandwiches, salads, soups and soft drinks.

The Franchise Operations segment is comprised of the operating activities of the franchise business unit which licenses qualified operators to conduct business under the Spicy Pickle name and also of the costs to monitor the operations of these restaurants. Under the terms of the agreements, the licensed operators pay royalties and fees to the Company in return for the use of the Spicy Pickle name.

There were no differences from the financial statements for the year ended December 31, 2005 in the basis of measurement of segment profit or loss. Segment information related to the Company's two business segments follows:

	2006	2005
Revenues:
Company restaurants operations	$360,947	$369,208
Franchise operations	388,057	191,666
Total Revenues	$749,004	$560,874

Segment profit (loss):
Company restaurants operations	$(28,719)	$8,619
Franchise operations	(946,748)	(345,666)
Total segment profit (loss)	$(975,467)	$(337,047)

Spicy Pickle Franchising, LLC
(formerly Spicy Pickle Franchising, LLC)
Notes to Condensed Financial Statements
(Continued)
(Unaudited)

Total segment profit (loss)	$(975,467)	$(337,047)
Other income	54,220	41,586
Interest income (expense)	14,663	(2,153)
Net loss	$(906,584)	$(297,614)

Depreciation (included in segment profit):
Company restaurant operations	$(4,400)	$(4,000)
Franchise operations	$(5,615)	$(5,000)

Total assets increased by $1,929,056 from those disclosed in the financial statements for the year ended December 31, 2005.

8. Subsequent Events

Subsequent to September 30, 2006, the Company entered into five new non-cancelable leases for office and restaurant space and is obligated until November 30, 2016.

The aggregate minimum requirements under non-cancelable leases are as follows:
2006	$21,514
2007	235,926
2008	239,594
2009	221,573
2010	159,549
2011	160,990
Later years	630,764
Total	$1,669,910

Subsequent to September 30, 2006 the Company closed its restaurant location. This closing coincided with the expiration of the lease term on the facility. The Company intends to reopen the restaurant at another location in 2007.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street NE., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 100 F Street NE Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.      Indemnification of Directors and Officers

As permitted by Article 109, Title 7 Section 103 of the Colorado State Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our shareholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our shareholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or
•	any transaction from which the director derived an improper or personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Colorado law.

As permitted by Article 109, Title 7 Section 103 of the Colorado State Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Colorado State Corporation Law, subject to limited exceptions;
•
we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Colorado State Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Item 25.     Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the offering of the common stock being registered. All amounts are estimates.

SEC filing fees	$1,000.00
Legal fees and expenses	60,000.00
Accounting fees and expenses	70,000.00
Blue sky fees and expenses	2,000.00
Transfer agent fees and expenses	7,500.00
Printing	7,500.00
Misc.	2,000.00
Total	$150,000.00

Item 26.     Recent Sales of Unregistered Securities

The following sets forth all private offerings we have completed since September 2003.

In February 2004, we issued a total of 4,053,719 shares of our common stock to two service providers for services valued at $193,000. These transactions were in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

In April 2004, we converted debt owed to three investors into an aggregate amount of $378,542 into 4,993,015 shares of our common stock. These transactions were in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

In March 2005, we issued 786,845 shares of our common stock to one investor for proceeds for $125,000. This transaction was in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

In June 2005, we issued 314,697 shares of our common stock to one investor for proceeds of $50,000. These transactions were in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

In September 2005, we issued 15,416 shares of our common stock to one investor for proceeds of $15,000. This transactions was in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

In October 2005, we issued 811,100 shares of our common stock to three investor for proceeds of $102,500. These transactions were in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

In December 2005, we issued 1,272,766 shares of our common stock to two investors for proceeds of $140,000. These transactions were in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

From July to September 2006, we issued a total of 1,140,000 shares of our common stock to six service providers for services valued at $296,179.

From September 2005 to December 2005, we converted a total of $147,000 of debt owed to five people into 706,572 shares of our common stock. These transactions were in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended.

In September 2006, we completed a private equity financing pursuant to which we raised gross proceeds of $2,000,000. The transaction was a common stock offering, resulting in the placement of 8,000,000 shares of restricted common stock. 32 investors participated in the transaction. Each of the investors in this financing qualified as an “accredited investor” as that term is defined in the Securities Act of 1933, as amended.

There were no underwriters employed in connection with any of the transactions set forth in this Item 26.

Item 27. Exhibits

Exhibit Number	Exhibit Description
3.1.	Amended Articles of Incorporation of the Registrant (2)
3.2.	Bylaws (1)
5.1	Opinion of Richardson & Patel LLP(3)
10.1	Employment Agreement - Marc Geman(1)
10.2	Employment Agreement - Anthony Walker(1)
10.3	Employment Agreement - Kevin Morrison(1)
10.4	2006 Stock Option Plan(1)
10.5	Promissory Note to Spicy Pickle, LLC(1)
23.1	Consent of Gordon, Hughes & Banks LLP independent registered public accounting firm (3)
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)(1)

(1)	Incorporated by reference to registrant’s Registration Statement on Form SB-2 filed on October 26, 2006.
(2)	Incorporated by reference to registrant’s Amendment No. 1 to Registration Statement on Form SB-2 filed on December 12, 2006.
(3)

Item 28.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Securities and Exchange Commission ("SEC") pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(6)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 29’th day of December, 2006.

SPICY PICKLE FRANCHISING, INC.

/s/ Marc German
Marc Geman
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Geman	Chief Executive Officer and	December 29, 2006
Marc Geman	Chairman of the Board
(Principal Executive Officer)

/s/ Arnold Tinter *	Chief Financial Officer	December 29, 2006
Arnold Tinter	(Principal Accounting Officer)

/s/ Anthony Walker *	Director	December 29, 2006
Anthony Walker

/s/ Presley Reed *	Director	December 29, 2006
Presley Reed

/s/ Ray BonAnno *	Director	December 29, 2006
Ray BonAnno

/s/ Kelly Jones *	Director	December 29, 2006
Kelly Jones

*By Marc Geman attorney-in-fact

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